SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report August 10, 2001	Commission file number 1-6686

THE INTERPUBLIC GROUP OF COMPANIES, INC.
(Exact name of registrant as specified in its charter)
Delaware State or other jurisdiction of incorporation or organization)	13-1024020 (I.R.S. Employer Identification No.)

1271 Avenue of the Americas, New York, New York (Address of principal executive offices)	10020 (Zip Code)

Registrant's telephone number, including area code: (212) 399-8000

Item 5.  OTHER EVENTS

On June 22, 2001, The Interpublic Group of Companies, Inc. (the "Company") acquired True North Communications Inc. ("True North") in a transaction accounted for as a pooling of interests. This Current Report on Form 8-K includes the Company's supplemental consolidated financial statements and other financial information restated to reflect the effect of the pooling of True North.

These combined results will become the historical results of the Company upon publication of financial results for a period subsequent to the date of consummation of the True North transaction. This report may be incorporated by reference into other reports or registration statements filed with the Securities and Exchange Commission. The information contained in the Supplemental - Management's Discussion and analysis of Financial Condition and Results of Operations, Supplemental Consolidated Financial Statements, Selected Financial Data for Five Years, Results by quarter (Unaudited) and Supplemental Consolidated Financial Statement Schedule restate and supercede the corresponding information set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

Item 7.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Other Exhibits

Exhibit 99	Financial Statements, Financial Information and Exhibits

Supplemental - Management's Discussion and Analysis of Financial
Condition and Results of Operations

Supplemental Consolidated Financial Statements

Report of Independent Accountants

- PricewaterhouseCoopers LLP

- Arthur Andersen LLP, New York

- Arthur Andersen LLP, Chicago

- J.H. Cohn LLP

Supplemental Consolidated Balance Sheet
December 31, 2000 and 1999

Supplemental Consolidated Statement of Income for the Years Ended
December 31, 2000, 1999 and 1998

Supplemental Consolidated Statement of Cash Flows for the Years
Ended December 31, 2000, 1999 and 1998

Supplemental Consolidated Statement of Stockholders' Equity and
Comprehensive Income For the Years Ended December 31, 2000, 1999
and 1998

Notes to Supplemental Consolidated Financial Statements

Selected Financial Data For Five Years

Results by Quarter (Unaudited)

Supplemental Consolidated Financial Statement Schedule

Schedule II: Valuation and Qualifying Accounts

Exhibit 11	COMPUTATION OF EARNINGS PER SHARE

For the Years Ended December 31, 1996, 1997, 1998, 1999 and 2000

Exhibit 23	CONSENT OF INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP

Arthur Andersen LLP, New York

Arthur Andersen LLP, Chicago

J.H. Cohn LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
THE INTERPUBLIC GROUP OF COMPANIES, INC.
(Registrant)

Date: August 10, 2001	BY	/S/ DAVID WEATHERSEED
DAVID WEATHERSEED
Vice President and Controller

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
SUPPLEMENTAL-MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On June 22, 2001, The Interpublic Group of Companies, Inc. (the "Company") acquired True North Communications Inc. ("True North") in a transaction accounted for as a pooling of interests. The Company's financial statements have been restated for all prior periods to reflect the results of True North. The following discussion relates to the combined results of the Company after giving effect to the pooling of interests with True North.

For the purposes of the following discussion, the restructuring and other merger related costs (in 2000, 1999 and 1998), the asset impairment and restructuring charges related to the Company's equity investment in Modem Media, Inc. ("Modem Media") (in 2000) and the Deutsch transaction costs (in 2000) will be referred to, collectively, as "non-recurring items". The non-recurring items are described in a subsequent section of this discussion. All amounts discussed below are as reported unless otherwise noted.

Results Of Operations

The Company reported net income of $420.3 million or $1.14 diluted earnings per share, $359.5 million or $.99 diluted earnings per share and $374.2 million or $1.04 diluted earnings per share for the years ended December 31, 2000, 1999, and 1998, respectively. Excluding the impact of non-recurring items in all years, net income would have been $570.2 million or $1.53 diluted earnings per share, $460.4 million or $1.26 diluted earnings per share and $376.1 million or $1.05 diluted earnings per share for the years ended December 31, 2000, 1999 and 1998, respectively.

The following table sets forth net income and earnings per share as reported and before non-recurring items:

(Dollars in thousands, except per share amounts)

	2000	1999	1998

Net income as reported	$420,261	$359,509	$374,174

Earnings per share

Basic	$ 1.17	$ 1.02	$ 1.08

Diluted	$ 1.14	$ 0.99	$ 1.04

Net income before non-recurring items	$570,245	$460,446	$376,075

Earnings per share

Basic	$ 1.59	$ 1.31	$ 1.08

Diluted	$ 1.53	$ 1.26	$ 1.05

Revenue

Worldwide revenue for 2000 was $7.2 billion, an increase of $765 million or 11.9% over 1999. Domestic revenue, which represented 59.0% of worldwide revenue in 2000, increased $620 million or 17.1% over 1999. International revenue, which represented 41.0% of worldwide revenue in 2000, increased $145.5 million or 5.2% over 1999. International revenue would have increased 14.5% excluding the effect of the strengthening of the U.S. dollar against major currencies. The increase in worldwide revenue is a result of both growth from new business gains and growth from acquisitions. Organic revenue growth, exclusive of acquisitions and currency effects, was 12.5% over 1999.

Revenue from specialized marketing and communication services, which include market research, relationship (direct) marketing, public relations, sports and event marketing, healthcare marketing and e-consultancy and services, comprised approximately 38% of total worldwide revenue in 2000, compared to 36% in 1999.

Worldwide revenue for 1999 was $6.4 billion, an increase of $924 million or 16.8% over 1998. Domestic revenue, which represented 56.5% of worldwide revenue, increased $534 million or 17.3% over 1998. International revenue, which represented 43.5% of worldwide revenue in 1999, increased $390 million or 16.3% over 1998. International revenue would have increased 20.6% excluding the effect of the strengthening of the U.S. dollar against major currencies.

Operating Expenses

Worldwide operating expenses for 2000, excluding non-recurring items, were $6.2 billion, an increase of 9.8% over 1999. Operating expenses outside the United States increased 2.8%, while domestic operating expenses increased 15.3%. These increases were commensurate with the increases in revenue. Worldwide operating expenses for 1999, excluding non-recurring items, were $5.6 billion, an increase of 16.4% over 1998, comprised of a 14.5% increase in international expenses and a 18% increase in domestic expenses.

Significant portions of the Company's expenses relate to employee compensation and various employee incentive and benefit programs. The employee incentive programs are based primarily upon operating results. Salaries and related expenses were $4.0 billion in 2000 or 56.2% of revenue as compared to $3.6 billion in 1999 or 56.4% of revenue and $3.1 billion in 1998 or 57.3% of revenue. The year over year dollar increase is a result of growth from acquisitions and new business gains.

Office and general expenses were $2.0 billion in 2000, $1.9 billion in 1999, and $1.6 billion in 1998. The year over year increase is a result of the continued growth of the Company.

In the fourth quarter of 1999, NFO recorded special charges of $22 million as a result of the difficult competitive environment due to client consolidation in the financial services industry. Approximately $16 million of the special charges were related to the write-off of intangible assets which were deemed permanently impaired.

Income from Operations

Income from operations for 2000 was $849.1 million. Excluding non-recurring items, income from operations for 2000 was $1.03 billion, an increase of $217.9 million or 26.8% over 1999. Exclusive of acquisitions, foreign exchange fluctuations and amortization of intangible assets, income from operations increased 28.9% for 2000 compared to 1999.

Income from operations for 1999 was $649.4 million. Excluding non-recurring items, income from operations for 1999 was $808.9 million compared to $675.8 million in 1998, an increase of 19.7%. The increase is a result of growth from acquisitions and new business gains.

Restructuring and Other Merger Related Costs

During 2000, the Company recorded pre-tax restructuring and other merger related costs of $133 million ($82.6 million net of tax). Of the total pre-tax restructuring and other merger-related costs, cash charges represented $96 million. The key components of the charge were the (i) costs associated with the restructuring of Lowe Lintas & Partners Worldwide (ii) costs associated with the loss of the Chrysler account and (iii) costs relating principally to the merger with NFO. Additionally, in 1999, costs were incurred in connection with the restructuring of Bozell and FCB.

Lowe Lintas
In October 1999, the Company announced the merger of two of its advertising networks. The networks affected, Lowe & Partners Worldwide and Ammirati Puris Lintas, were combined to form a new agency network called Lowe Lintas & Partners Worldwide. The merger involved the consolidation of operations in Lowe Lintas agencies in approximately 24 cities in 22 countries around the world. As of September 30, 2000, all restructuring activities had been completed.

A summary of the components of the reserve for restructuring and other merger-related costs for Lowe Lintas is as follows:
		Year to Date December 31, 2000
(Dollars in millions)	Balance at 12/31/99	Expense Recognized	Cash Paid	Asset Write-offs	Reclassifications	Balance at 12/31/00

Severance and
termination costs	$43.6	$32.0	$(46.7)	$ --	$(17.2)	$11.7
Fixed asset write-offs	11.1	14.2	--	(25.3)	--	--
Lease termination costs	3.8	21.1	(10.1)	--	--	14.8
Investment write-offs and other	23.4	20.5	(6.4)	(37.5)	--	--

Total	$81.9	$87.8	$(63.2)	$(62.8)	$(17.2)	$26.5

The severance and termination costs recorded in 2000 relate to approximately 360 employees who have been terminated. The remaining severance and termination amounts will be paid in 2001. The employee groups affected include management, administrative, account management, creative and media production personnel, principally in the U.S. and several European countries. Included in severance and termination costs is an amount of $17.2 million related to non-cash charges for stock options which has been reclassified to additional paid in capital.

The fixed asset write-offs relate largely to the abandonment of leasehold improvements as part of the merger. The amount recognized in 2000 relates to fixed asset write-offs in 4 offices, the largest of which is in the U.K.

Lease termination costs relate to the offices vacated as part of the merger. The lease terminations have been completed, with the cash portion to be paid out over a period of up to five years.

The investment write-offs relate to the loss on sale or closing of certain business units. In 2000, $12.7 million of investment write-offs has been recorded, the majority of which results from the decision to sell or abandon 3 businesses located in Asia and Europe. In the aggregate, the businesses being sold or abandoned represent an immaterial portion of the revenue and operations of Lowe Lintas & Partners. The write-off amount was computed based upon the difference between the estimated sales proceeds (if any) and the carrying value of the related assets. These sales or closings were completed in mid 2000.

Loss of Chrysler Account
In September 2000, Chrysler, one of the Company's larger accounts, announced that it was undertaking a review of its two advertising agencies to reduce the costs of its global advertising and media. On November 3, 2000, the Company was informed that it was not selected as the agency of record. In December 2000, the Company terminated its existing contract with Chrysler and entered into a transition agreement effective January 1, 2001.

As a result of the loss of the Chrysler account, the Company recorded a $17.5 million pre-tax charge in the fourth quarter of 2000. The charge covers primarily severance, lease termination and other exit costs associated with the decision to close the Detroit office. The severance portion of the charge amounts to $5.8 million and reflects the elimination of approximately 250 positions. The charge also includes $11.4 million associated primarily with the lease termination of the Detroit office, as well as other exit costs. In addition, an impairment loss of $5.5 million was recorded for intangible assets that are no longer recoverable. Offsetting these charges was a $5.2 million payment from Chrysler to compensate the Company for severance and other exit costs. At December 31, 2000, 5 people had been terminated and $0.3 million of severance and other exit costs had been paid.

Bozell and FCB Worldwide
In September 1999, the Company committed to a formal plan to restructure its Bozell and FCB Worldwide agency operations and recorded a $75.4 million pre-tax charge in the third quarter of 1999. The charge covered primarily severance, lease termination and other exit costs in connection with the combination and integration of the two worldwide advertising agency networks. Bozell Worldwide's international operations, along with its Detroit and Costa Mesa offices, were merged with FCB Worldwide and operated under the FCB Worldwide name. The restructuring initiatives also included the sale or closing of certain underperforming business units.

The restructuring program was completed during the third quarter of 2000. A summary of components of the restructuring charge is as follows (in millions):
	Severance and Termination Benefits	Lease Termination and Other Exit Costs	Impairment Loss	Total

Restructuring reserve, September 30, 1999 .	$ 41.4	$24.2	$ 9.8	$ 75.4
1999 Write-downs	--	(0.9)	(9.8)	(10.7)
1999 Cash payments	(9.7)	(3.2)	--	(12.9)

Balance, December 31, 1999	31.7	20.1	--	51.8
2000 Write-downs	--	(4.3)	--	(4.3)
2000 Cash payments	(22.5)	(9.5)	--	(32.0)
Long-term obligations secured	(9.6)	(5.3)	--	(14.9)
Excess reserve (net)	0.4	(1.0)	--	(0.6)

Balance, December 31, 2000	$ --	$ --	$ --	$ --

The involuntary severance and termination benefits portion of the charge amounted to $41.4 million and reflected the elimination of approximately 640 positions worldwide, primarily in international locations. The employee groups affected primarily included executive and regional management and administrative personnel. As of September 30, 2000, such positions were eliminated at a cost of $41.8 million, which was $0.4 million higher than the original estimate.

The charge of $24.2 million associated with lease terminations and other exit costs represented primarily the closure, abandonment and downsizing of office space globally, including approximately 30 international locations. The costs included $13.5 million of remaining lease obligations net of estimated sublease income, as well as $5.9 million of impairment charges pertaining to leasehold improvements and fixed assets that were no longer used in the combined operation. As of September 30, 2000, these facilities were abandoned or downsized at a cost of $23.2 million, which was $1.0 million lower than the original estimate.

Accordingly, the net excess restructuring reserve of $0.6 million was reversed into income on the restructuring and other charges line in the third quarter of 2000. The remaining severance liabilities of $9.6 million pertain to terminated individuals and will be paid over the next four years in accordance with contractually defined severance agreements. The remaining lease liabilities and other exit costs of $5.3 million pertain to non-cancelable lease commitments in excess of sublease income for exited facilities that will be paid out over the remaining lease periods, which range from one to five years.

The impairment loss on the sale or closing of certain business units amounts to $9.8 million and resulted from the decision to sell two business units, one in the U.S. and one in the United Kingdom, and to close four other business units and joint ventures, including the R/GA Digital Studios, which specialized in digital production for advertising and film companies. The impairment loss was computed based upon the difference between the estimated sales proceeds (if any) and the carrying value of the related assets and investments and primarily represents the impairment of goodwill associated with such units. These sales or closures were completed by September 30, 2000.

Other
In addition to the Lowe Lintas restructuring, the costs associated with the loss of the Chrysler account and other merger related costs noted above, additional charges, substantially all of which were cash costs, were recorded during 2000. These costs relate principally to the non-recurring transaction and other merger related costs arising from the acquisition of NFO.

Deutsch Transaction Costs

In connection with the acquisition of Deutsch, the Company recognized a charge related to one-time transaction costs of $44.7 million ($41.6 million net of tax). The principal component of this amount related to the expense associated with various equity participation agreements with certain members of management.

These agreements provided for participants to receive a portion of the proceeds in the event of the sale or merger of Deutsch.

Interest Expense

Interest expense was $126 million in 2000, $99 million in 1999 and $87 million in 1998. The increase in 2000 was attributable to higher debt levels and higher interest rates in 2000.

Other Income, Net

Other income, net primarily consists of interest income, investment income and net gains from equity investments. Net equity gains were $44 million, $60 million and $62 million in 2000, 1999, and 1998, respectively.

Other Items

Income applicable to minority interests increased by $4.6 million in 2000 and by $5.6 million in 1999. The 2000 and 1999 increases were primarily due to the strong performance of companies that were not wholly owned, as well as the acquisition of additional such entities during 2000 and 1999.

Equity in net income of unconsolidated affiliates decreased by $25.6 million in 2000, primarily due to the Company's share of the asset impairment and restructuring charges of Modem Media.

The Company's effective income tax rate was 42.2% in 2000, 42.5% in 1999 and 43.4% in 1998 (40.1%, 41.4% and 43.4% excluding non-recurring items).

As described in Note 4, prior to its acquisition by the Company, Deutsch had elected to be treated as an "S" Corporation and accordingly, its income tax expense was lower than it would have been had Deutsch been treated as a "C" Corporation. Deutsch became a "C" Corporation upon its acquisition by the Company. Assuming Deutsch had been a "C" Corporation since 1997, the effective tax rate, on a pro forma basis excluding non-recurring items, would have been 41.2%, 42.1% and 43.7% for 2000, 1999 and 1998, respectively.

Cash Based Earnings

Management believes that cash based earnings are a relevant measure of financial performance as it illustrates the Company's performance and ability to support growth. The Company defines cash based earnings as net income excluding non-recurring items, adjusted to exclude amortization of intangible assets, net of tax where applicable. Cash based earnings are not calculated in the same manner by all companies and are intended to supplement, not replace, the other measures calculated in accordance with generally accepted accounting principles.

Cash based earnings for the three years ending December 31, 2000, 1999, and 1998 were as follows:

(Amounts in thousands except per share data)	2000	1999	1998

Net income as reported	$420,261	$359,509	$374,174
Non-recurring items, net of tax	149,984	100,937	1,901

Net income, as adjusted	570,245	460,446	376,075

Add back amortization of intangible assets	144,256	128,417	84,289
Less related tax effect	(17,708)	(15,734)	(7,606)

Cash based earnings (as defined above)	$696,793	$573,129	$452,758

Per share amounts (diluted)	$ 1.87	$ 1.57	$ 1.26

Liquidity and Capital Resources

The Company's financial position remained strong during 2000, with cash and cash equivalents at December 31, 2000, of $844.6 million. The ratio of current assets to current liabilities was approximately .96 to 1 at December 31, 2000. Working capital at December 31, 2000, was a negative $326 million, which was $322 million lower than the level at the end of 1999.

Total debt at December 31, 2000 was $2.1 billion, an increase of $606.4 million from December 31, 1999. The increase in debt is primarily attributable to the net effect of payments made for acquisitions and other investments.

On June 27, 2000, the Company entered into a syndicated multi-currency credit agreement under which a total of $750 million may be borrowed; $375 million may be borrowed under a 364-day facility and $375 million under a five-year facility. The facilities bear interest at variable rates based on either LIBOR or a bank's base rates, at the Company's option. As of December 31, 2000, approximately $174 million had been borrowed under the facilities. The weighted-average interest rate on the borrowings at December 31, 2000 was 6.5%. The proceeds from the syndicated credit agreement were used to refinance borrowings and for general corporate purposes including acquisitions and other investments. Some of the pre-existing borrowing facilities were subsequently terminated.

On October 20, 2000, the Company completed the issuance and sale of $500 million principal amount of senior unsecured notes due 2005. The notes bear an interest rate of 7.875% per annum. The Company used the net proceeds of approximately $496 million from the sale of the notes to repay outstanding indebtedness under its credit facilities.

Cash flow from operations and existing credit facilities, and refinancings thereof, have been the primary sources of working capital and management believes that they will continue to be so in the future. Net cash provided by operating activities was $612 million, $768 million and $623 million for the years ended December 31, 2000, 1999, and 1998, respectively. The Company's working capital is used primarily to provide for the operating needs of its subsidiaries, which includes payments for space or time purchased from various media on behalf of clients. The Company's practice is to bill and collect from its clients in sufficient time to pay the amounts due for media on a timely basis. Other uses of working capital include the repurchase of the Company's common stock, payment of cash dividends, capital expenditures and acquisitions.

The Company acquires shares of its stock on an ongoing basis. During 2000, the Company purchased approximately 4.8 million shares of its common stock, compared to 6.5 million shares in 1999. The Company repurchases its stock for the purpose of fulfilling its obligations under various compensation plans.

The Company, excluding pooled entities, paid $109.1 million ($.37 per share) in dividends to stockholders in 2000, compared to $90.4 million ($.33 per share) paid during 1999 and $76.9 million ($.29 per share) paid during 1998.

The Company's capital expenditures in 2000 were $259 million compared to $250 million in 1999 and $201 million in 1998. The primary purposes of these expenditures were to upgrade computer and telecommunications systems to better serve clients and to modernize offices.

During 2000, the Company paid approximately $1,667 million in cash and stock for new acquisitions, including a number of specialized marketing and communications services companies to complement its existing agency systems and to optimally position itself in the ever-broadening communications marketplace. This amount includes the value of stock issued for pooled companies.

The Company and its subsidiaries maintain credit facilities in the United States and in countries where they conduct business to manage their future liquidity requirements. The Company's available credit facilities were approximately $1,754 million, of which $346 million were utilized at December 31, 2000, and approximately $850 million, of which $100 million were utilized at December 31, 1999.

Return on average stockholders' equity was 18.2% in 2000 and 18.6% in 1999. Excluding non-recurring items, return on average stockholders' equity was 23.5% in 2000 and 23.2% in 1999.

As discussed in Note 12, revenue from international operations was 40.9%, 43.5% and 43.7% of worldwide revenue in 2000, 1999 and 1998, respectively. The Company continuously evaluates and attempts to mitigate its exposure to foreign exchange, economic and political risks. The notional value and fair value of all outstanding forwards and options contracts at the end of the year were not significant.

The Company is not aware of any significant occurrences that could negatively impact its liquidity. However, should such a trend develop, the Company believes that there are sufficient funds available under its existing lines of credit and refinancings thereof, and from internal cash-generating capabilities to meet future needs.

Other Matters

True North Communications Inc.

As discussed in Note 15, on June 22, 2001, the Company acquired True North Communications Inc., a global provider of advertising and communication services. The acquisition, which will create an industry leading combination of advertising and marketing services capabilities to offer clients on a global basis, has been accounted for as a pooling of interests.

New Accounting Pronouncements

Revenue Recognition

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101 was adopted by the Company effective January 1, 2000. The adoption of SAB 101 had no significant effect on the Company's operating results or financial position.

Accounting for Derivatives Instruments and Hedging Activities

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which had an initial adoption date by the Company of January 1, 2000. In June 1999, the FASB postponed the adoption date of SFAS 133 until January 1, 2001. The Company will adopt the provisions of SFAS 133 effective January 1, 2001 and believes its adoption of SFAS 133 will have no impact on its financial condition or results of operations.

Equity Based Compensation

In April 2000, the FASB issued Interpretation No. 44, ("FIN 44") Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25. This interpretation, which was effective from July 1, 2000, addressed various issues including the definition of employee for the purpose of applying APB 25, criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option award and the accounting for an exchange of stock compensation awards in a business combination. The adoption of FIN 44 did not have a material impact on the Company's financial statements.

Conversion to the Euro

On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency (the "Euro"). The Company conducts business in member countries. The transition period for the introduction of the Euro will be between January 1, 1999, and June 30, 2002. The Company is addressing the issues involved with the introduction of the Euro. The major important issues facing the Company include: converting information technology systems, reassessing currency risk, negotiating and amending contracts and processing tax and accounting records.

Based upon progress to date, the Company believes that use of the Euro will not have a significant impact on the manner in which it conducts its business affairs and processes its business and accounting records. Accordingly, conversion to the Euro has not, and is not expected to have a material effect on the Company's financial condition or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

The Company's financial market risk arises from fluctuations in interest rates and foreign currencies. Most of the Company's debt obligations are at fixed interest rates. A 10% change in market interest rates would not have a material effect on the Company's pre-tax earnings, cash flows or fair value. At December 31, 2000, the Company had an insignificant amount of foreign currency derivative financial instruments in place. The Company does not hold any financial instrument for trading purposes.

Interactive Assets

The Company maintains a portfolio of marketable securities and other interactive assets. The market value of these investments is subject to market volatility. The volatility, as it relates to the marketable securities, is reflected in unrealized gains and losses recorded in stockholders' equity. Management continually monitors the value of all of its investments to determine whether an "other than temporary" impairment has occurred. To the extent such an impairment occurs, provision would be made in the appropriate period.

Cautionary Statement

This Current Report on Form 8-K (the "Report"), including Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. These statements are based on current plans, expectations, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information, future events or otherwise.

Forward-looking statements involve inherent risks and uncertainties. The Company cautions that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effect of national and regional economic conditions, the ability of the Company to attract new clients and retain existing clients, the financial success and other developments of the clients of the Company, developments from changes in the regulatory and legal environment for advertising companies around the world, the Company's ability to effectively integrate recent acquisitions and the Company's ability to attract and retain key management personnel.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
     The Interpublic Group of Companies, Inc.

In our opinion, based upon our audits and the reports of other auditors, the accompanying supplemental consolidated balance sheets and the related supplemental consolidated statements of income, of cash flows, and of stockholders' equity and comprehensive income present fairly, in all material respects, the financial position of the Interpublic Group of Companies, Inc. and its subsidiaries (the "Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of NFO Worldwide, Inc. ("NFO"), a wholly-owned subsidiary, which statements reflect total revenues constituting approximately 7% and 5% of the related 1999 and 1998 supplemental consolidated financial statement totals. We did not audit the financial statements of Deutsch, Inc. and Subsidiary and Affiliates ("Deutsch"), a wholly-owned subsidiary, which statements reflect total net loss constituting approximately 2% of the related 2000 supplemental consolidated financial statement total and total net income constituting approximately 4% of the related 1999 supplemental consolidated financial statement total. Additionally, we did not audit the financial statements of True North Communications Inc. ("True North"), a wholly-owned subsidiary, which statements reflect total revenues constituting approximately 22%, 22% and 23% of the related supplemental consolidated financial statement totals for each of the three years in the period ended December 31, 2000. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for NFO, Deutsch and True North, is based solely on the reports of the other auditors. We conducted our audits of these supplemental statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

As described in Note 15, on June 22, 2001, the Company merged with True North in a transaction accounted for as a pooling of interests. The accompanying supplemental consolidated financial statements give retroactive effect of the merger of the Company with True North. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

PricewaterhouseCoopers LLP
New York, New York
February 26, 2001, except as to the pooling of interests with True North which is as of June 22, 2001

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of NFO Worldwide, Inc.:

We have audited the accompanying consolidated balance sheet of NFO Worldwide, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999. These financial statements (not presented separately herein) are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NFO Worldwide, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The schedule referred to in Item 14 (not separately presented herein) is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the consolidated financial statements taken as a whole.

Arthur Andersen LLP
New York, New York,
February 25, 2000

Report of Independent Public Accountants

To the Stockholder

Deutsch, Inc. and Subsidiary and Affiliates

     We have audited the combined balance sheets of Deutsch, Inc. and Subsidiary and Affiliates as of December 31, 2000 and 1999, and the related combined statements of operations, stockholder's equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Deutsch, Inc. and Subsidiary and Affiliates as of December 31, 2000 and 1999, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

     The 1999 combined financial statements have been restated to reflect the correct treatment of payments made to the Company's sole stockholder. In financial statements previously issued for the year ended December 31, 1999, certain payments had been classified as bonuses which, it has been determined, should have been reflected as distributions to the Company's sole stockholder. Accordingly, the Company has restated the 1999 financial statements to reflect the correct accounting for the payments and the related tax effects.

J.H. Cohn LLP
Roseland, New Jersey
February 13, 2001

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of True North Communications Inc.:

          We have audited the consolidated balance sheets of True North Communications Inc. (a Delaware corporation) and Subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of three years in the period ended December 31, 2000. These financial statements are not separately presented herein and are presented prior to any adjustments related to the pooling of interest transaction with The Interpublic Group of Companies, Inc. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Publicis Communication for the year ended December 31, 1998. The Company's equity in its net earnings was $3.7 million for the year ended December 31, 1998. The financial statements of Publicis Communication were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Publicis Communication, is based solely upon the report of the other auditors.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

          In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of True North Communications Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

          As explained in the notes to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for amortization of intangible assets.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP
Chicago, Illinois,
March 20, 2001
FINANCIAL STATEMENTS
THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
DECEMBER 31
(Dollars in Thousands Except Per Share Data)

ASSETS

	2000	1999
CURRENT ASSETS:
Cash and cash equivalents (includes
certificates of deposit: 2000-$110,919; 1999-$150,343)	$ 844,634	$ 1,147,341
Marketable securities	39,957	55,699
Receivables (net of allowance for doubtful accounts: 2000-$85,718; 1999-$75,857)	5,735,655	5,462,488
Expenditures billable to clients	437,929	407,281
Prepaid expenses and other current assets	237,843	164,016

Total current assets	7,296,018	7,236,825

OTHER ASSETS:
Investment in unconsolidated affiliates	178,858	95,537
Deferred taxes on income	380,306	62,110
Other investments and miscellaneous assets	525,395	757,711

Total other assets	1,084,559	915,358

FIXED ASSETS, AT COST:
Land and buildings	174,079	165,687
Furniture and equipment	1,103,741	1,030,333
Leasehold improvements	427,856	367,515
	1,705,676	1,563,535
Less: accumulated depreciation	(879,218)	(813,465)

Total fixed assets	826,458	750,070

Intangible assets (net of accumulated
amortization: 2000-$861,487; 1999-$724,790)	3,154,977	2,323,556

TOTAL ASSETS	$12,362,012	$11,225,809

FINANCIAL STATEMENTS
THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
DECEMBER 31
(Dollars in Thousands Except Per Share Data)

LIABILITIES AND STOCKHOLDERS' EQUITY

	2000	1999
CURRENT LIABILITIES:
Payable to banks	$ 549,260	$ 389,366
Accounts payable	5,751,335	5,664,395
Accrued expenses	1,111,060	1,003,739
Accrued income taxes	210,303	183,126

Total current liabilities	7,621,958	7,240,626

NONCURRENT LIABILITIES:
Long-term debt	998,687	566,749
Convertible subordinated notes	533,104	518,490
Deferred compensation and reserve for termination allowances	464,329	424,208
Accrued postretirement benefits	55,197	56,477
Other noncurrent liabilities	105,686	140,922
Minority interests in consolidated subsidiaries	100,580	152,014

Total noncurrent liabilities	2,257,583	1,858,860

STOCKHOLDERS' EQUITY:
Preferred Stock, no par value
shares authorized: 20,000,000
shares issued: none

Common Stock, $10 par value
shares authorized: 550,000,000
shares issued:
2000 - 377,270,758;
1999 - 371,618,819	37,727	37,162
Additional paid-in capital	1,514,709	1,170,985
Retained earnings	1,667,499	1,406,304
Accumulated other comprehensive loss, net of tax	(411,581)	(96,302)
	2,808,354	2,518,149

Less:
Treasury stock, at cost:
2000 - 5,462,809 shares;
1999 - 8,909,904 shares	194,758	312,930
Unamortized expense of restricted stock grants	131,125	78,896

Total stockholders' equity	2,482,471	2,126,323

Commitments and contingencies

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,362,012	$11,225,809

Prior periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests.

The accompanying notes are an integral part of these financial statements.

FINANCIAL STATEMENTS
THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31
(Amounts in Thousands Except Per Share Data)

	2000	1999	1998

Revenue	$7,182,688	$6,417,237	$5,492,941

Salaries and related expenses	4,035,178	3,617,389	3,146,496
Office and general expenses	1,976,439	1,862,504	1,586,402
Amortization of intangible assets	144,256	128,417	84,289
Restructuring and other merger related costs	133,041	159,537	3,278
Deutsch transaction costs	44,715	--	--

Total operating expenses	6,333,629	5,767,847	4,820,465

Income from operations	849,059	649,390	672,476

Interest expense	(126,322)	(99,469)	(86,538)
Other income, net	103,705	122,034	109,867

Income before provision for income taxes	826,442	671,955	695,805

Provision for income taxes	348,789	285,260	301,702

Income of consolidated companies	477,653	386,695	394,103
Income applicable to minority interests	(42,795)	(38,152)	(32,547)
Equity in net (loss) income of unconsolidated affiliates	(14,597)	10,966	12,618

Net Income	$ 420,261	$ 359,509	$ 374,174

Per Share Data:
Basic EPS	$ 1.17	$ 1.02	$ 1.08
Diluted EPS	$ 1.14	$ 0.99	$ 1.04

Weighted average shares:
Basic	359,615	351,966	346,909
Diluted	370,577	364,632	359,397

Prior periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests.

The accompanying notes are an integral part of these financial statements.

FINANCIAL STATEMENTS
THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31
(Dollars in Thousands)

	2000	1999	1998

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 420,261	$ 359,509	$ 374,174
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization of fixed assets	192,595	168,048	142,917
Amortization of intangible assets	144,256	128,417	84,289
Amortization of restricted stock awards	36,693	25,926	20,272
Provision for (benefit of) deferred income taxes	(551)	16,875	6,548
Equity in net (income) loss of unconsolidated affiliates	14,597	(10,966)	(12,618)
Income applicable to minority interests	42,795	38,152	32,547
Translation losses	1,192	690	1,034
Net gain on investments	(19,345)	(43,390)	(40,465)
Restructuring costs, non-cash	37,600	67,964	--
Deutsch transaction costs, non-cash	36,091	--	--
Involuntary conversion of Publicis investment	--	--	12,616
Other	(13,295)	(19,499)	(8,420)
Change in assets and liabilities, net of acquisitions:
Receivables	(230,557)	(928,483)	(330,910)
Expenditures billable to clients	(30,005)	(24,413)	(31,199)
Prepaid expenses and other assets	(56,636)	(8,329)	(32,718)
Accounts payable and accrued expenses	20,739	1,032,723	353,928
Accrued income taxes	(13,057)	(64,423)	26,870
Deferred compensation and reserve for
termination allowances	28,477	29,011	24,443

Net cash provided by operating activities	611,850	767,812	623,308

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net	(653,203)	(296,490)	(291,182)
Capital expenditures	(259,489)	(249,725)	(200,857)
Proceeds from sales of assets	27,090	219,855	45,239
Net (purchases of) proceeds from marketable securities	(3,191)	(25,972)	3,934
Other investments and miscellaneous assets	(195,438)	(160,619)	(50,413)
Investment in unconsolidated affiliates	(12,494)	(10,531)	(16,725)

Net cash used in investing activities	(1,096,725)	(523,482)	(511,004)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in short-term borrowings	105,825	49,987	37,994
Proceeds from long-term debt	1,013,873	433,949	249,274
Payments of long-term debt	(521,846)	(111,131)	(112,575)
Proceeds from ESOP	--	--	7,420
Treasury stock acquired	(253,945)	(313,412)	(172,086)
Issuance of common stock	65,859	91,463	51,132
Proceeds from IPO of subsidiary	--	42,048	--
Cash dividends - Interpublic	(109,086)	(90,424)	(76,894)
Cash dividends - pooled companies	(44,293)	(43,314)	(43,232)

Net cash provided by (used in) financing activities	256,387	59,166	(58,967)

Deconsolidation of subsidiary	(29,143)	--	--

Effect of exchange rates on cash and cash equivalents	(45,076)	(46,047)	10,823

Increase/(decrease) in cash and cash equivalents	(302,707)	257,449	64,160
Cash and cash equivalents at beginning of year	1,147,341	889,892	825,732

Cash and cash equivalents at end of year	$ 844,634	$1,147,341	$ 889,892

Prior periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests.

The accompanying notes are an integral part of these financial statements.

FINANCIAL STATEMENTS
THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000
(Dollars in Thousands)

				Accumulated		Unamortized
	Common	Additional		Other		Expense	Unearned
	Stock	Paid-In	Retained	Comprehensive	Treasury	of Restricted	ESOP
	(par value $.10)	Capital	Earnings	Income (loss)	Stock	Stock Grants	Plan	Total
BALANCES, DECEMBER 31, 1997	$35,575	$ 728,394	$ 934,356	$(172,693)	$(23,411)	$(56,784)	$(7,420)	$1,438,017
Comprehensive income:
Net income			$ 374,174					$ 374,174
Adjustment for minimum pension liability				(24,013)				(24,013)
Change in market value of securities
available-for-sale				2,526				2,526
Foreign currency translation adjustment				25,351				25,351
Total comprehensive income								$ 378,038
Dividends			(123,561)					(123,561)
Awards of stock under Company plans:
Achievement stock and incentive awards	15	4,251			110			4,376
Restricted stock, net of forfeitures	63	36,619			(2,406)	(14,564)		19,712
Employee stock purchases	26	13,325						13,351
Exercise of stock options, including tax benefit	173	50,430						50,603
Purchase of Company's own stock					(164,928)			(164,928)
Issuance of shares for acquisitions	56	49,079			57,947			107,082
Equity adjustments - pooled companies		231						231
Conversion of convertible debentures	3	1,002						1,005
Payment from ESOP							7,420	7,420
Par value of shares issued for two-for-one split	215		(215)					--
Other	1	11,922						11,923
BALANCES, DECEMBER 31, 1998	$36,127	$ 895,253	$1,184,754	$(168,829)	$(132,688)	$(71,348)	--	$1,743,269
Comprehensive income:
Net income			$ 359,509					$359,509
Adjustment for minimum pension liability				18,596				18,596
Change in market value of securities
available-for-sale				154,684				154,684
Foreign currency translation adjustment				(100,753)				(100,753)
Total comprehensive income								$ 432,036
Dividends			(137,178)					(137,178)
Equity adjustments - pooled companies		4,545	(594)					3,951
Awards of stock under Company plans:
Achievement stock and incentive awards	38	6,186			333			6,557
Restricted stock, net of forfeitures	106	42,102			(7,927)	(7,548)		26,733
Employee stock purchases	40	19,068						19,108
Exercise of stock options, including tax benefit	550	116,106						116,656
Purchase of Company's own stock					(300,524)			(300,524)
Issuance of shares for acquisitions	57	72,515			127,876			200,448
Par value of shares issued for two-for-one split	187		(187)					--
Other	57	15,210						15,267
BALANCES, DECEMBER 31, 1999	$37,162	$1,170,985	$1,406,304	$ (96,302)	$(312,930)	$(78,896)	--	$2,126,323
Comprehensive income:
Net income			$ 420,261					$ 420,261
Adjustment for minimum pension liability				(41)				(41)
Change in market value of securities
available-for-sale				(224,175)				(224,175)
Foreign currency translation adjustment				(91,063)				(91,063)
Total comprehensive income								$ 104,982
Dividends			(158,857)					(158,857)
Awards of stock under Company plans:
Achievement stock and incentive awards	3	875			203			1,081
Restricted stock, net of forfeitures	219	90,844			6,265	(52,229)		45,099
Employee stock purchases	63	21,965						22,028
Exercise of stock options, including tax benefit	275	83,962						84,237
Purchase of Company's own stock					(236,756)			(236,756)
Issuance of shares for acquisitions	33	43,896			348,460			392,389
Equity adjustments - pooled companies		96,024	(207)					95,817
Other	(28)	6,158	(2)					6,128
BALANCES, DECEMBER 31, 2000	$37,727	$1,514,709	$1,667,499	$(411,581)	$(194,758)	$(131,125)	--	$2,482,471

The accompanying notes are an integral part of these financial statements.

Prior periods have been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Nature of Operations

The Company is a worldwide provider of advertising agency and related services. The Company conducts business through the following subsidiaries: McCann-Erickson WorldGroup, The Lowe Group, DraftWorldwide, Initiative Media Worldwide, Weber Shandwick Worldwide, Golin/Harris International, Octagon, NFO WorldGroup, Jack Morton Worldwide, FCB Worldwide L.L.C., BSMG Worldwide Inc., Marketing Drive Worldwide and other related companies. The Company also has arrangements through association with local agencies in various parts of the world. Other specialized marketing and communications services conducted by the Company include market research, relationship (direct) marketing, public relations, sports and event marketing, healthcare marketing and e-consultancy and services.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, most of which are wholly owned. The Company also has certain investments in unconsolidated affiliates that are carried on the equity basis.

The Company's consolidated financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of the 2000 pooled entities in addition to prior pooled entities.

Short-term and Long-term Investments

The Company's investments in marketable securities are categorized as available-for-sale securities, as defined by Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". Unrealized holding gains and losses are reflected as a net amount within stockholders' equity until realized. The cost of securities sold is based on the average cost of securities when computing realized gains and losses.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Foreign Currencies

Balance sheet accounts are translated principally at rates of exchange prevailing at the end of the year except for fixed assets and related depreciation in countries with highly inflationary economies, which are translated at rates in effect on dates of acquisition. Revenue and expense accounts are translated at average rates of exchange in effect during each year. Translation adjustments are included within stockholders' equity except for countries with highly inflationary economies, in which case they are included in current operations.

Revenue

Revenue is recognized when earned. For advertising services the revenue is earned generally when media placements appear or production costs (principally labor) are incurred and billable, as specified in the relevant client contract. Revenue from non-advertising services is recognized as the relevant services are provided.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 was adopted by the Company on January 1, 2000. The adoption of SAB 101 had no significant effect on the Company's operating results or financial position.

Depreciation and Amortization

Depreciation is computed principally using the straight-line method over estimated useful lives of the related assets, ranging generally from 3 to 20 years for furniture and equipment and from 10 to 45 years for various component parts of buildings.

Leasehold improvements and rights are amortized over the terms of related leases. Company policy provides for the capitalization of all major expenditures for renewal and improvements and for current charges to income for repairs and maintenance.

Long-lived Assets

The excess of purchase price over the fair value of net tangible assets acquired is amortized on a straight-line basis over periods not exceeding 40 years. Customer lists are amortized on a straight-line basis over the expected useful life of the customer lists (generally 5 to 40 years).

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or changes in circumstances indicate that the net book value of an operation may not be recoverable. If the sum of projected future undiscounted cash flows of an operation is less than its carrying value, an impairment loss is recognized. The impairment loss is measured by the excess of the carrying value over fair value based on estimated discounted future cash flows or other valuation measures.

During 1999, the Company recorded a pre-tax charge of $16 million related to the write-off of goodwill and customer lists within NFO's North American financial services division. Cash flow analyses were performed, resulting in the determination by management that the intangible assets within this division were permanently impaired.

Income Taxes

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes.

Earnings per Common and Common Equivalent Share

The Company applies the principles of Statement of Financial Accounting Standards 128 ("SFAS 128"), "Earnings Per Share". Basic earnings per share is based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share also includes common equivalent shares applicable to grants under the stock incentive and stock option plans and the assumed conversion of convertible subordinated debentures and notes, if they are determined to be dilutive.

Treasury Stock

Treasury stock is acquired at market value for the purpose of fulfilling obligations under various compensation plans and is recorded at cost. Issuances are accounted for on a first-in, first-out basis.

Concentrations of Credit Risk

The Company's clients are in various businesses, located primarily in North America, Latin America, Europe and the Asia Pacific Region. The Company performs ongoing credit evaluations of its clients. Reserves for credit losses are maintained at levels considered adequate by management. The Company invests its excess cash in deposits with major banks and in money market securities. These securities typically mature within 90 days and bear minimal risk.

Segment Reporting

The Company provides advertising and many other closely related specialized marketing and communications services. All of these services fall within one reportable segment as defined in Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information."

Accounting for Derivatives Instruments and Hedging Activities

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which had an initial adoption date by the Company of January 1, 2000. In June 1999, the FASB postponed the adoption date of SFAS 133 until January 1, 2001. The Company will adopt the provisions of SFAS 133 effective January 1, 2001 and believes its adoption of SFAS 133 will have no significant impact on its financial condition or results of operations.

Equity Based Compensation

In April 2000, the FASB issued Interpretation No. 44, ("FIN 44") Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25. This interpretation, which was effective from July 1, 2000, addressed various issues including the definition of employee for the purpose of applying APB 25, criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option award and the accounting for an exchange of stock compensation awards in a business combination. The adoption of FIN 44 did not have a material impact on the Company's financial statements.

Reclassifications

Certain amounts for prior years have been reclassified to conform to current year presentation.

Note 2: Stockholders' Equity

In connection with the Deutsch acquisition and based on the taxable structure of the transaction, a deferred tax asset of approximately $110 million and a current tax liability of $15 million were recorded with corresponding adjustments to additional paid in capital.

Comprehensive Income

Accumulated other comprehensive income (loss) amounts are reflected net of tax, where applicable, in the consolidated financial statements as follows:

(Dollars in thousands)	Foreign Currency Translation Adjustment	Unrealized Holding Gains/ (Losses)	Minimum Pension Liability Adjustment	Total Accumulated Other Comprehensive Income/ (Loss)

Balances, December 31, 1997	$(171,928)	$ 12,465	$(13,230)	$(172,693)
Current-period change	25,351	2,526	(24,013)	3,864

Balances, December 31, 1998	$(146,577)	$ 14,991	$(37,243)	$(168,829)
Current-period change	(100,753)	154,684	18,596	72,527

Balances, December 31, 1999	$(247,330)	$ 169,675	$(18,647)	$ (96,302)
Current-period change	(91,063)	(224,175)	(41)	(315,279)

Balances, December 31, 2000	$(338,393)	$ (54,500)	$(18,688)	$(411,581)

See Note 13 for additional discussion of unrealized holding gains and losses on investments.

Note 3: Earnings Per Share

The following is a reconciliation of the components of the basic and diluted EPS computations for income available to common stockholders for the years ended December 31:

(Amounts in Thousands Except Per Share Data)

	2000			1999			1998
			Per			Per			Per
			Share			Share			Share
	Income	Shares	Amount	Income	Shares	Amount	Income	Shares	Amount

BASIC EPS

Income available to common stockholders	$420,261	359,615	$1.17	$359,509	351,966	$1.02	$374,174	346,909	$1.08

Effect of Dilutive Securities:

Options		7,568			9,129			9,029

Restricted stock	666	3,394		631	3,537		541	3,454

3 3/4% Convertible Subordinated Debentures	--	--		--	--		--	5

DILUTED EPS	$420,927	370,577	$1.14	$360,140	364,632	$0.99	$374,715	359,397	$1.04

The computation of diluted EPS for 2000 and 1999 excludes the assumed conversion of the 1.87% and 1.80% Convertible Subordinated Notes (See Note 10) because they were antidilutive. For 1998 the computation excludes conversion for 1.80% Convertible Subordinated Note.

In the fourth quarter of 1997, the Company redeemed its 3 3/4 % Convertible Subordinated Debentures due 2002. Substantially all of the outstanding debentures were converted into approximately 4.3 million shares of the Company's common stock.

Note 4: Acquisitions

The Company acquired a number of advertising and specialized marketing and communications services companies during the three-year period ended December 31, 2000. The aggregate purchase price, including cash and stock payments for new acquisitions (including pooled entities), was $1,667 million, $658 million and $869 million in 2000, 1999 and 1998, respectively. The aggregate purchase price for new acquisitions accounted for as purchases was $908 million, $355 million, and $454 million in 2000, 1999, and 1998, respectively.

2000 Acquisitions

In 2000, the Company paid $577 million in cash and issued 27.1 million shares of its common stock to acquire 96 companies. Of the acquisitions, 93 were accounted for under the purchase method of accounting and 3 were accounted for under the pooling of interests method. The Company also recorded an additional liability for acquisition related deferred payments of $1 million, for cases where contingencies related to acquisitions have been resolved.

For those entities accounted for as purchase transactions, the purchase price of the acquisitions has been allocated to assets acquired and liabilities assumed based on estimated fair values. The results of operations of the acquired companies were included in the consolidated results of the Company from their respective acquisition dates which occurred throughout the year. The companies acquired in transactions accounted for as purchases included Capita Technology, Nationwide Advertising Services, Waylon, MWW and certain assets of Caribiner International. None of the acquisitions was significant on an individual basis.

In connection with the 2000 purchase transactions, goodwill of approximately $818 million was recorded. The purchase price allocations made in 2000 are preliminary and subject to adjustment. Goodwill related to the acquisitions is being amortized on a straight-line basis over their estimated useful lives.

In April 2000, the Company acquired NFO in a transaction accounted for as a pooling of interests. Approximately 12.6 million shares were issued. In November 2000, the Company acquired Deutsch in a transaction accounted for as a pooling of interests. Approximately 6 million shares were issued to acquire Deutsch. The Company's consolidated financial statements have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of NFO, Deutsch and other acquisitions accounted for as poolings of interests.

1999 Acquisitions

In 1999, the Company paid $237 million in cash and issued 10.3 million shares of its common stock to acquire 69 companies. Of the acquisitions, 64 were accounted for under the purchase method of accounting and 5 were accounted for under the pooling of interests method. The Company also recorded a liability for acquisition related deferred payments of $28 million, for cases where contingencies related to acquisitions have been resolved.

For those entities accounted for as purchase transactions, the purchase price of the acquisitions has been allocated to assets acquired and liabilities assumed based on estimated fair values. The results of operations of the acquired companies were included in the consolidated results of the Company from their respective acquisition dates which occurred throughout the year. The companies acquired in transactions accounted for as purchases included The Cassidy Companies, Spedic France, Mullen Advertising, and PDP Promotions UK. None of the acquisitions was significant on an individual basis.

In connection with the 1999 purchase transactions, goodwill of approximately $313 million was recorded. Goodwill related to the acquisitions is being amortized on a straight-line basis over their estimated useful lives.

On December 1, 1999, the Company acquired Brands Hatch Leisure Plc. for 5.2 million shares of stock. The acquisition has been accounted for as a pooling of interests. Additionally, during 1999 the Company issued 2 million shares to acquire 4 other companies which have been accounted for as poolings of interests.

The following unaudited pro forma data summarize the results of operations for the periods indicated as if the 1999 and 2000 purchase acquisitions had been completed as of January 1, 1999. The pro forma data give effect to actual operating results prior to the acquisition, adjusted to include the estimated pro forma effect of interest expense, amortization of intangibles and income taxes. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions occurred as of the beginning of the periods presented or that may be obtained in the future.

	For the year ended December 31, 2000
		Pre-	Pro forma IPG
		acquisition	with 2000
	IPG	results	acquisitions
(Amounts in thousands except per share data)	(as reported)	(unaudited)	(unaudited)

Revenues	$7,182,688	$302,316	$7,485,004
Net income	420,261	14,549	434,810

Earnings per share:

Basic	1.17		1.20
Diluted	1.14		1.16

	For the year ended December 31, 1999
		Pre-	Pro forma IPG
		acquisition	with 1999 and
	IPG	results	2000 acquisitions
(Amounts in thousands except per share data)	(as reported)	(unaudited)	(unaudited)

Revenues	$6,417,237	$520,475	$6,937,712
Net income	359,509	27,759	387,268

Earnings per share:

Basic	1.02		1.07
Diluted	0.99		1.04

1998 Acquisitions

In 1998, 15 million shares of the Company's common stock were issued for acquisitions accounted for as poolings of interests. The companies pooled and the respective shares of the Company's common stock issued included the following: International Public Relations - 5.2 million shares, Hill Holliday - 4.1 million shares, The Jack Morton Company - 4.3 million shares, and Carmichael Lynch - 1 million shares.

In 1998, the Company paid $318 million in cash and issued 3.3 million shares of its common stock to acquire 85 companies, all of which have been accounted for as purchases. These acquisitions included Gillespie, Ryan McGinn, CSI, Flammini, Gingko, Defederico, Herrero Y Ochoa, Infratest Burke AG, CF Group, MarketMind Technologies, and Ross-Cooper-Lund. The Company also recorded a liability for acquisition related deferred payments of $24 million.

Deferred Payments

Certain of the Company's acquisition agreements provide for deferred payments by the Company, contingent upon future revenues or profits of the companies acquired. Deferred payments of both cash and shares of the Company's common stock for prior years' acquisitions were $221 million, $235 million, and $104 million in 2000, 1999 and 1998, respectively. Such payments are capitalized and recorded as goodwill.

Investments

During 2000, the Company sold its investment in Exhibition Services for combined proceeds of approximately $12 million.

During 1999, the Company sold a portion of its investments in Lycos and USWEB for combined proceeds of approximately $56 million. Additionally, the Company sold its minority investment in Nicholson NY, Inc. to Icon for $19 million in shares of Icon's common stock.

During 1998, the Company sold a portion of its investments in marchFIRST, Inc., (formerly USWEB, CKS Group) and Lycos with combined proceeds of approximately $20 million.

Included in other income, net, are net equity gains of $44 million, $60 million and $62 million in 2000, 1999, and 1998, respectively.

Restatements

On June 22, 2001, the Company acquired True North Communications Inc. ("True North"), a global provider of advertising and communication services, in a transaction accounted for as a pooling of interests. Approximately 59 million shares were issued in connection with the acquisition. The Company's consolidated financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of True North.

Revenue and net income for True North for 2000 were $1,557 million and $62 million, for 1999 were $1,439 million and $28 million, and for 1998 were $1,274 million and $34 million, respectively.

As noted above, the Company acquired NFO and Deutsch during 2000 in transactions which were accounted for as poolings of interests. The accompanying consolidated financial statements, including the related notes, have been restated as of the earliest period presented to include the results of operations, financial position and cash flows of all pooled entities.

Revenue and net income for NFO for the quarter ended March 31, 2000 were $106 million and $.2 million, for the year 1999 were $457 million and a loss of $6.2 million and for the year 1998 were $275 million and $14.5 million, respectively. Revenue and net income for Deutsch for the three quarters ended September 30, 2000 were $88 million and $19 million, for the year 1999 were $85 million and $16 million and for the year 1998 were $51 million and $6 million, respectively.

In connection with the acquisition of Deutsch, the Company recognized a charge related to one-time transaction costs of $44.7 million. The principal component of this amount related to the expense associated with various equity participation agreements with certain members of management. These agreements provided for participants to receive a portion of the proceeds in the event of the sale or merger of Deutsch.

Prior to its acquisition by the Company, Deutsch elected to be treated as an "S" Corporation under applicable sections of the Internal Revenue Code as well as for state income tax purposes. Accordingly, income tax expense was lower than would have been the case had Deutsch been treated as a "C" Corporation. Deutsch became a "C" Corporation upon its acquisition by the Company. On a pro forma basis, assuming "C" Corporation status, net income for Deutsch and the Company would have been lower by $10.7 million, $6.5 million and $2.5 million in 2000, 1999 and 1998, respectively.

Note 5: Provision for Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". SFAS 109 applies an asset and liability approach that requires the recognition of deferred tax assets and liabilities with respect to the expected future tax consequences of events that have been recognized in the consolidated financial statements and tax returns.

The components of income before provision for income taxes are as follows:

(Dollars in thousands)	2000	1999	1998

Domestic	$501,556	$440,956	$388,001
Foreign	324,886	230,999	307,804

Total	$826,442	$671,955	$695,805

The provision for income taxes consists of:

Federal Income Taxes (Including
Foreign Withholding Taxes):
Current	$168,823	$117,907	$127,692
Deferred	2,866	25,091	19,935
	171,689	142,998	147,627

State and Local Income Taxes:
Current	48,438	32,268	34,813
Deferred	(2,795)	4,252	802
	45,643	36,520	35,615

Foreign Income Taxes:
Current	151,774	120,569	135,569
Deferred	(20,317)	(14,827)	(17,109)
	131,457	105,742	118,460
Total	$348,789	$285,260	$301,702

At December 31, 2000 and 1999 the deferred tax assets/(liabilities) consisted of the following items:

(Dollars in thousands)	2000	1999

Postretirement/postemployment benefits	$55,230	$ 52,317
Deferred compensation	98,578	83,040
Pension costs	25,225	10,036
Depreciation	(11,674)	(15,637)
Rent	(10,515)	(8,674)
Interest	1,669	4,100
Accrued reserves	20,553	16,999
Allowance for doubtful accounts	13,795	6,622
Goodwill amortization	98,130	(5,504)
Investments in equity securities	32,856	(140,320)
Tax loss/tax credit carryforwards	54,145	51,783
Restructuring and other merger related costs	26,153	42,297
Other	1,797	(7,716)

Total deferred tax assets	405,942	89,343
Deferred tax valuation allowance	25,636	27,233

Net deferred tax assets	$380,306	$ 62,110

The valuation allowance of $25.6 million and $27.2 million at December 31, 2000 and 1999, respectively, represents a provision for uncertainty as to the realization of certain deferred tax assets, including U.S. tax credits and net operating loss carryforwards in certain jurisdictions. The change during 2000 in the deferred tax valuation allowance primarily relates to the utilization of tax credits and net operating loss carryforwards. At December 31, 2000, there were $19.3 million of tax credit carryforwards with expiration periods through 2005 and net operating loss carryforwards with a tax effect of $34.8 million with various expiration periods.

A reconciliation of the effective income tax rate as shown in the consolidated statement of income to the federal statutory rate is as follows:

	2000	1999	1998

Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	3.5	2.8	3.7
Impact of foreign operations, including withholding taxes	(0.5)	0.8	0.4
Goodwill and intangible assets	3.4	3.6	2.8
Effect of pooled companies	1.7	2.2	2.1
Other	(0.9)	(1.9)	(0.6)
Effective tax rate	42.2%	42.5%	43.4%

Excluding the impact of non-recurring items, the effective tax rate would have been 40.1%, 41.4% and 43.4% in 2000, 1999 and 1998, respectively.

As described in Note 4, prior to its acquisition by the Company, Deutsch had elected to be treated as an "S" Corporation and accordingly, its income tax expense was lower than it would have been had Deutsch been treated as a "C" Corporation. Deutsch became a "C" Corporation upon its acquisition by the Company. Assuming Deutsch had been a "C" Corporation since 1997, the pro forma effective tax rate for the Company, would have been 41.2%, 42.1% and 43.7% respectively (excluding non-recurring items) for 2000, 1999 and 1998.

Also, in connection with the Deutsch transaction a deferred tax asset of approximately $110 million and a current tax liability of approximately $15 million were recognized with a corresponding adjustment to additional paid in capital.

The total amount of undistributed earnings of foreign subsidiaries for income tax purposes was approximately $785 million at December 31, 2000. It is the Company's intention to reinvest undistributed earnings of its foreign subsidiaries and thereby indefinitely postpone their remittance. Accordingly, no provision has been made for foreign withholding taxes or United States income taxes which may become payable if undistributed earnings of foreign subsidiaries were paid as dividends to the Company. The additional taxes on that portion of undistributed earnings which is available for dividends are not practicably determinable.

Note 6: Supplemental Cash Flow Information

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Income Tax and Interest Payments

Cash paid for income taxes was approximately $274 million, $239 million and $232 million in 2000, 1999 and 1998, respectively. Interest payments were approximately $89 million, $72 million and $57 million in 2000, 1999, and 1998, respectively.

Acquisitions

As more fully described in Note 4, the Company issued 27.1 million shares, 10.3 million shares, and 18.3 million shares of the Company's common stock in connection with acquisitions during 2000, 1999 and 1998, respectively. Details of businesses acquired in transactions accounted for as purchases were as follows:

(Dollars in thousands)	2000	1999	1998

Fair value of assets acquired	$1,444,104	$725,834	$775,418

Liabilities assumed	349,024	148,637	319,676

Net assets acquired	1,095,080	577,197	455,742

Less: noncash consideration	390,680	236,955	103,707

Less: cash acquired	51,197	43,752	59,853

Net cash paid for acquisitions	$ 653,203	$296,490	$291,182

The amounts shown above exclude future deferred payments due in subsequent years, but include cash deferred payments of $221 million, $235 million and $104 million made during 2000, 1999 and 1998, respectively.

Note 7: Incentive Plans

The 1997 Performance Incentive Plan ("1997 PIP Plan") was approved by the Company's stockholders in May 1997 and includes both stock and cash based incentive awards. The maximum number of shares of the Company's common stock which may be granted in any year under the 1997 PIP Plan is equal to 1.85% of the total number of shares of the Company's common stock outstanding on the first day of the year adjusted for additional shares as defined in the 1997 PIP Plan document (excluding management incentive compensation performance awards). The 1997 PIP Plan also limits the number of shares available with respect to awards made to any one participant as well as limiting the number of shares available under certain awards. Awards made prior to the 1997 PIP Plan remain subject to the respective terms and conditions of the predecessor plans. Except as otherwise noted, awards under the 1997 PIP Plan have terms similar to awards made under the respective predecessor plans.

Stock Options

Outstanding options are generally granted at the fair market value of the Company's common stock on the date of grant and are exercisable as determined by the Compensation Committee of the Board of Directors (the "Committee"). Generally, options become exercisable between two and five years after the date of grant and expire ten years from the grant date.

Following is a summary of stock option transactions during the three-year period ended December 31:
	2000		1999		1998
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
(Shares in thousands)	Shares	Price	Shares	Price	Shares	Price
Shares under option,
beginning of year	34,665	$ 22	37,401	$ 18	30,408	$ 13
Options granted	6,381	38	6,774	33	12,024	29
Options exercised	(3,657)	15	(6,485)	12	(3,647)	8
Options cancelled	(2,450)	28	(3,025)	23	(1,384)	15

Shares under option,
end of year	34,939	$ 25	34,665	$ 22	37,401	$ 18

Options exercisable
at year-end	12,008	$ 15	11,647	$ 14	10,187	$ 11

The following table summarizes information about stock options outstanding and exercisable at December 31, 2000:

(Shares in thousands)

		Weighted-
		Average	Weighted-	Number	Weighted-
	Number	Remaining	Average	Exercisable	Average
Range of	Outstanding	Contractual	Exercise	at	Exercise
Exercise Prices	at 12/31/00	Life	Price	12/31/00	Price

$ 433 to $999	2,652	2	$ 8	2,652	$ 8

1000 to 1499	2,849	4	11	2,773	11

1500 to 2499	13,608	6	19	5,451	20

2500 to 5628	15,830	8	36	1,132	31

Employee Stock Purchase Plan

Under the Employee Stock Purchase Plan ("ESPP"), employees may purchase common stock of the Company through payroll deductions not exceeding 10% of their compensation. The price an employee pays for a share of stock is 85% of the market price on the last business day of the month. The Company issued approximately .6 million shares in 2000 and .5 million shares in 1999, and 1998, respectively, under the ESPP. An additional 14.9 million shares were reserved for issuance at December 31, 2000.

SFAS 123 Disclosures

The Company applies the disclosure principles of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation". As permitted by the provisions of SFAS 123, the Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock-based employee compensation plans.

If compensation cost for the Company's stock option plans and its ESPP had been determined based on the fair value at the grant dates as defined by SFAS 123, the Company's pro forma net income and earnings per share would have been as follows:
(Dollars in Thousands Except Per Share Data)		2000	1999	1998

Net Income	As reported	$420,261	$359,509	$374,174

	Pro forma	$382,883	$325,267	$351,751

Earnings Per Share

Basic	As reported	$ 1.17	$ 1.02	$ 1.08

	Pro forma	$ 1.06	$ 0.92	$ 1.01

Diluted	As reported	$ 1.14	$ 0.99	$ 1.04

	Pro forma	$ 1.03	$ 0.89	$ 0.98

For purposes of this pro forma information, the fair value of shares issued under the ESPP was based on the 15% discount received by employees. The weighted-average fair value (discount) on the date of purchase for stock purchased under this plan was $6.17, $5.28, and $3.82 in 2000, 1999, and 1998, respectively.

The weighted average fair value of options granted during 2000, 1999, and 1998 was $14.86, $12.94, and $8.85, respectively. The fair value of each option grant has been estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2000	1999	1998

Expected option lives	6 years	6 years	6 years

Risk free interest rate	6.15%	5.72%	4.87%

Expected volatility	25.86%	19.73%	19.17%

Dividend yield	.89%	.81%	.95%

As required by SFAS 123, this pro forma information is based on stock awards beginning in 1995 and accordingly the pro forma information for 1999 and 1998 is not likely to be representative of the pro forma effects in future years because options generally vest over five years.

Restricted Stock

Restricted stock issuances are subject to certain restrictions and vesting requirements as determined by the Committee. The vesting period is generally five to seven years. No monetary consideration is paid by a recipient for a restricted stock award and the grant date fair value of these shares is amortized over the restriction periods. At December 31, 2000, there was a total of 7.0 million shares of restricted stock outstanding. During 2000, 1999 and 1998, the Company awarded 2.4 million shares, 1.2 million shares and 1.3 million shares of restricted stock with a weighted-average grant date fair value of $42.13, $35.84 and $28.99, respectively. The cost recorded for restricted stock awards in 2000, 1999 and 1998 was $40.3 million, $27.7 million, and $20.3 million, respectively.

Performance Units

Performance units have been awarded to certain key employees of the Company and its subsidiaries. The ultimate value of these performance units is contingent upon the annual growth in profits (as defined) of the Company, its operating components or both, over the performance periods. The awards are generally paid in cash. The projected value of these units is accrued by the Company and charged to expense over the performance period. The Company expensed approximately $40 million, $42 million and $30 million in 2000, 1999, and 1998, respectively.

Note 8: Retirement Plans

Defined Benefit Pension Plans
Through March 31, 1998 the Company and certain of its domestic subsidiaries had a defined benefit plan ("Domestic Plan") which covered substantially all regular domestic employees. Effective April 1, 1998, this Plan was curtailed, and participants with five or less years of service became fully vested in the Domestic Plan. Participants with five or more years of service as of March 31, 1998 retain their vested balances and participate in a new compensation plan.

Under the new plan, each participant's account is credited with an annual allocation, which approximates the projected discounted pension benefit accrual (normally made under the Domestic Plan) plus interest, while they continue to work for the Company. Participants in active service are eligible to receive up to ten years of allocations coinciding with the number of years of plan participation with the Company after March 31, 1998.

Net periodic pension costs (income) for the Domestic Plan for 2000, 1999 and 1998 were ($.9) million, $1.3 million and $.9 million, respectively.

Additionally, NFO maintains a defined benefit plan ("NFO Plan") covering approximately one half of NFO's U.S. employees. The periodic pension costs for this plan for 2000, 1999, and 1998 were $.5 million, $.8 million and $.6 million, respectively.

The Company's stockholders' equity balance includes a minimum pension liability of $18.7 million, $18.6 million and $37.2 million at December 31, 2000, 1999 and 1998, respectively.

The Company also has several foreign pension plans in which benefits are based primarily on years of service and employee compensation. It is the Company's policy to fund these plans in accordance with local laws and income tax regulations.

Net periodic pension costs for foreign pension plans for 2000, 1999 and 1998 included the following components:

(Dollars in thousands)	2000	1999	1998

Service cost	$ 9,464	$ 9,619	$ 6,847

Interest cost	11,600	11,759	10,908

Expected return on plan assets	(11,999)	(9,380)	(9,437)

Amortization of unrecognized transition obligation	501	390	373

Amortization of prior service cost	713	833	482

Recognized actuarial loss / (gain)	(329)	508	(70)

Other	--	(9)	--

Net periodic pension cost	$ 9,950	$ 13,720	$ 9,103

The following table sets forth the change in the benefit obligation, the change in plan assets, the funded status and amounts recognized for the pension plans in the Company's consolidated balance sheet at December 31, 2000, and 1999:
	Domestic		Foreign
	Pension Plans		Pension Plans
(Dollars in thousands)	2000	1999	2000	1999

Change in benefit obligation
Beginning obligation	$ 151,878	$ 166,538	$ 226,503	$ 220,964
Service cost	701	768	9,464	9,619
Interest cost	10,512	9,869	11,600	11,759
Benefits paid	(14,721)	(12,671)	(10,912)	(12,777)
Participant contributions	--	--	1,589	2,410
Actuarial (gains) / losses	5,439	(12,626)	7,991	(7,264)
Currency effect	--	--	(14,912)	1,440
Other	--	--	316	352
Ending obligation	153,809	151,878	231,639	226,503

Change in plan assets
Beginning fair value	135,510	129,755	192,739	161,975
Actual return on plan assets	2,496	15,354	(2,338)	30,651
Employer contributions	9,185	3,072	8,278	7,887
Participant contributions	--	--	1,589	2,410
Benefits paid	(14,721)	(12,671)	(10,912)	(12,777)
Currency effect	--	--	(5,799)	156
Other	--	--	190	2,437
Ending fair value	132,470	135,510	183,747	192,739
Funded status of the plans	(21,339)	(16,368)	(47,892)	(33,764)
Unrecognized net actuarial loss/(gain)	33,542	18,927	5,374	(18,163)
Unrecognized prior service cost	(7)	(13)	1,306	3,704
Unrecognized transition cost	--	--	2,732	1,838
Net asset/(liability) recognized	$ 12,196	$ 2,546	$ (38,480)	$ (46,385)

At December 31, 2000 and 1999, the assets of the Domestic Plan and the foreign pension plans were primarily invested in fixed income and equity securities.

For the Domestic Plans, discount rates of 7.5% in 2000, 7.75% in 1999 and 6.75% to 7% in 1998 and salary increase assumptions of 4.5% in 2000 and 1999 (for the NFO Plan) and 4.5% to 6% in 1998 were used in determining the actuarial present value of the projected benefit obligation. The expected return of Domestic Plans assets was 9% to 9.5% in 2000 and 1999 and 9% to 10% in 1998. For the foreign pension plans, discount rates ranging from 3.8% to 10% in 2000, 3.75% to 14% in 1999, and 4% to 14% in 1998 and salary increase assumptions ranging from 2.5% to 10% in 2000, 3% to 10% in 1999 and 2% to 10% in 1998 were used in determining the actuarial present value of the projected benefit obligation. The expected rates of return on the assets of the foreign pension plans ranged from 2% to 10% in 2000, and 2% to 14% in 1999 and 1998.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the Domestic Plan with accumulated benefit obligation in excess of plan assets were $145 million, $145 million, and $124 million, respectively, as of December 31, 2000, and $152 million, $152 million, and $136 million, respectively, as of December 31, 1999. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the foreign pension plans with accumulated benefit obligations in excess of plan assets were $77 million, $72 million and $5 million respectively, as of December 31, 2000, and $90 million, $72 million and $9 million respectively, as of December 31, 1999.

Other Benefit Arrangements

The Company also has special unqualified deferred benefit arrangements with certain key employees. Vesting is based upon the age of the employee and the terms of the employee's contract. Life insurance contracts have been purchased in amounts which may be used to fund these arrangements.

In addition to the defined benefit plans described above, the Company also sponsors other defined contribution plans ("Savings Plans") and certain domestic subsidiaries maintain a profit sharing plan that cover substantially all domestic employees of the Company and participating subsidiaries. The Savings Plans permit participants to make contributions on a pre-tax and/or after-tax basis. The Savings Plans allow participants to choose among several investment alternatives. The Company matches a portion of participants' contributions based upon the number of years of service. The Company contributed $34.2 million, $27.4 million and $24.9 million to the Savings Plans and Profit Sharing Plan in 2000, 1999 and 1998, respectively.

The Company has entered into agreements whereby certain employee directors and other employees are or will be eligible for part-time employment, consulting and/or deferred compensation upon retirement from full-time employment. The provisions for these agreements, which are charged to income over the employment period of these individuals, were $5.9 million in 2000, $13.3 million in 1999, and $12.9 million in 1998.

Postretirement Benefit Plans

The Company and its subsidiaries provide certain postretirement health care benefits for employees who were in the employ of the Company as of January 1, 1988, and life insurance benefits for employees who were in the employ of the Company as of December 1, 1961. The plans cover certain domestic employees and certain key employees in foreign countries. Effective January 1, 1993, the Company's plan covering postretirement medical benefits was amended to place a cap on annual benefits payable to retirees.

The coverage is self-insured, but is administered by an insurance company.

The Company accrues the expected cost of postretirement benefits other than pensions over the period in which the active employees become eligible for such postretirement benefits.

The net periodic expense for these postretirement benefits for 2000, 1999 and 1998 was $3 million, $3 million and $4.5 million, respectively.

The following table sets forth the change in benefit obligation, change in plan assets, funded status and amounts recognized for the Company's postretirement benefit plans in the consolidated balance sheet at December 31, 2000 and 1999:
(Dollars in thousands)	2000	1999
Change in benefit obligation
Beginning obligation	$ 45,835	$ 48,793
Service cost	493	477
Interest cost	3,863	2,795
Participant contributions	90	90
Benefits paid	(3,931)	(2,020)
Plan amendments	(625)	--
Actuarial gain	3,623	(4,300)
Ending obligation	49,348	45,835

Change in plan assets
Beginning fair value	--	--
Actual return on plan assets	--	--
Employer contributions	3,841	1,930
Participant contributions	90	90
Benefits paid	(3,931)	(2,020)

Ending fair value	--	--
Funded status of the plans	(49,348)	(45,835)
Unrecognized net actuarial gain	(6,170)	(10,640)
Unrecognized prior service cost	(1,532)	(1,951)
Unrecognized net transaction obligation (assets)	1,853	1,949

Net amount recognized	$(55,197)	$(56,477)

Discount rates of 7.5% to 7.8% in 2000, 6.8% to 7.75% in 1999, and 6.75% to 7.3% in 1998 and salary increase assumption of 5% to 6% in 2000 and 4% to 6% in 1999 and 4% to 6% in 1998 were used in determining the accumulated postretirement benefit obligation. A 5% to 7.5% and a 7% to 8.0% increase in the cost of covered health care benefits were assumed for 2000 and 1999, respectively. This rate is assumed to decrease incrementally to approximately 5.5% to 6% in the year 2002 and remain at that level thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported.

Postemployment Benefits

In accordance with SFAS 112, "Employers' Accounting for Postemployment Benefits", the Company accrues costs relating to certain benefits including severance, worker's compensation and health care coverage over an employee's service life.

The Company's liability for postemployment benefits totaled approximately $83 million and $67 million at December 31, 2000 and 1999, respectively, and is included in deferred compensation and reserve for termination allowances. The net periodic expense recognized in 2000, 1999 and 1998 was approximately $29 million, $34 million and $32 million, respectively.

Note 9: Short-Term Borrowings

The Company and its domestic subsidiaries have lines of credit with various banks including new facilities as discussed in Note 10. These credit lines permit borrowings at fluctuating interest rates determined by the banks. Short-term borrowings by subsidiaries outside the United States principally consist of drawings against bank overdraft facilities and lines of credit. These borrowings bear interest at the prevailing local rates. Where required, the Company has guaranteed the repayment of these borrowings. Unused lines of credit by the Company and its subsidiaries at December 31, 2000 and 1999 aggregated approximately $1.4 billion and $750 million, respectively. The weighted-average interest rate on outstanding balances at December 31, 2000 and 1999 were approximately 6.6% and 5.65%, respectively. Current maturities of long-term debt are included in the payable to banks balance.

Note 10: Long-Term Debt

Long-term debt at December 31 consisted of the following:

(Dollars in thousands)	2000	1999
Convertible Subordinated Notes - 187%	$ 311,860	$ 304,076
Convertible Subordinated Notes - 180%	221,244	214,414
Term loans - 503% to 791% (420% to 791% in 1999)	307,596	325,021
Syndicated Multi-Currency Credit Agreement - 70%	160,000	--
Senior Notes Payable to Banks under a Revolving Credit
Agreement Due March 2003 - 43% to 69%	--	35,603
Senior Notes Payable - 683% to 752%	--	102,000
Subordinated Notes - 984%	--	25,000
Senior Unsecured Note - 788%	500,000	--
Germany mortgage note payable - 76%	24,537	26,779
Other mortgage notes payable and long-term loans - 30% to 110%	72,045	85,258
	1,597,282	1,118,151
Less: current portion	65,491	32,912
Long-term debt	$1,531,791	$1,085,239

On June 1, 1999, the Company issued $361 million face amount of Convertible Subordinated Notes due 2006. The 2006 notes were issued at an original price of 83% of the face amount, generating proceeds of approximately $300 million. The notes are convertible into 6.4 million shares of the Company's common stock at a conversion rate of 17.616 shares per $1,000 face amount.

On September 16, 1997, the Company issued $250 million face amount of Convertible Subordinated Notes due 2004 with a coupon rate of 1.80%. The 2004 Notes were issued at an original price of 80% of the face amount, generating proceeds of approximately $200 million. The notes are convertible into 6.7 million shares of the Company's common stock at a conversion rate of 26.772 shares per $1,000 face amount.

On June 27, 2000, the Company entered into a syndicated multi-currency credit agreement under which a total of $750 million may be borrowed; $375 million may be borrowed under a 364-day facility and $375 million under a five-year facility. The facilities bear interest at variable rates based on either LIBOR or a bank's base rates, at the Company's option. As of December 31, 2000, approximately $174 million had been borrowed under the facilities. Of this amount $160 million is included as long-term debt at December 31, 2000. The proceeds from the syndicated credit agreement were used to refinance borrowings and for general corporate purposes including acquisitions and other investments. Some of the pre-existing borrowing facilities were subsequently terminated.

On October 20, 2000, the Company completed the issuance and sale of $500 million principal amount of senior unsecured notes due 2005. The notes bear an interest rate of 7.875% per annum. The Company used the net proceeds of approximately $496 million from the sale of the notes to repay outstanding indebtedness under its credit facilities.

On May 29, 1998, the Company established a revolving credit facility, totaling $250 million, with eight banks. This facility has two parts: a $175 million five-year revolving-credit agreement and a $75 million 364-day revolving-credit facility. The Company may borrow under these agreements at a Eurodollar rate plus a spread, a base reference rate, or a competitive bid. In addition, the Company is required to pay a facility fee ranging from 0.1% to 0.2%, depending upon the Company's financial performance. While the Company borrowed under the $175 million five-year revolving-credit agreement during 2000, there was no outstanding balance as of December 31, 2000.

On May 26, 2000, the Company extended its 364-day credit agreement for up to $75 million of borrowings as part of its $250 million revolving credit facility. The terms of the extension include the payment of a commitment fee to the bank of 0.04%. As of December 31, 2000, there was no outstanding balance under the 364-day credit agreement.

Under various loan agreements, the Company must maintain specified levels of net worth and meet certain cash flow requirements and is limited in its level of indebtedness. The Company has complied with the limitations under the terms of these loan agreements.

Long-term debt maturing over the next five years and thereafter is as follows: 2001-$65.5 million; 2002-$137.7 million; 2003-$32.3 million; 2004-$259.2 million; 2005-$667.3 million and $435.2 million thereafter.

See Note 13 for discussion of fair market value of the Company's long-term debt.

Note 11: Restructuring and Other Merger Related Costs

During 2000, the Company recorded pre-tax restructuring and other merger related costs of $133 million ($82.6 million net of tax). Of the total pre-tax restructuring and other merger-related costs, cash charges represented $96 million. The key components of the charge were the i) costs associated with the restructuring of Lowe Lintas & Partners Worldwide, ii) costs associated with the loss of the Chrysler account and iii) costs relating principally to the merger with NFO. Additionally, in 1999, costs were incurred in connection with the restructuring of Bozell and FCB.

Lowe Lintas
In October 1999, the Company announced the merger of two of its advertising networks. The networks affected, Lowe & Partners Worldwide and Ammirati Puris Lintas, were combined to form a new agency network called Lowe Lintas & Partners Worldwide. The merger involved the consolidation of operations in Lowe Lintas agencies in approximately 24 cities in 22 countries around the world. As of September 30, 2000, all restructuring activities had been completed.

A summary of the components of the reserve for restructuring and other merger-related costs for Lowe Lintas is as follows:

		Year to Date December 31, 2000
(Dollars in millions)	Balance at 12/31/99	Expense recognized	Cash Paid	Asset Write-offs	Reclassifications	Balance at 12/31/00

Severance and
termination costs	$43.6	$32.0	$(46.7)	$ --	$(17.2)	$11.7
Fixed asset write-offs	11.1	14.2	--	(25.3)	--	--
Lease termination costs	3.8	21.1	(10.1)	--	--	14.8
Investment write-offs and other	23.4	20.5	(6.4)	(37.5)	--	--

Total	$81.9	$87.8	$(63.2)	$(62.8)	$(17.2)	$26.5

The severance and termination costs recorded in 2000 relate to approximately 360 employees who have been terminated. The remaining severance and termination amounts will be paid in 2001. The employee groups affected include management, administrative, account management, creative and media production personnel, principally in the U.S. and several European countries. Included in severance and termination costs is an amount of $17.2 million related to non-cash charges for stock options which has been reclassified to additional paid in capital.

The fixed asset write-offs relate largely to the abandonment of leasehold improvements as part of the merger. The amount recognized in 2000 relates to fixed asset write-offs in 4 offices, the largest of which is in the U.K.

Lease termination costs relate to the offices vacated as part of the merger. The lease terminations have been completed, with the cash portion to be paid out over a period of up to five years.

The investment write-offs relate to the loss on sale or closing of certain business units. In 2000, $12.7 million of investment write-offs has been recorded, the majority of which results from the decision to sell or abandon 3 businesses located in Asia and Europe. In the aggregate, the businesses being sold or abandoned represent an immaterial portion of the revenue and operations of Lowe Lintas & Partners. The write-off amount was computed based upon the difference between the estimated sales proceeds (if any) and the carrying value of the related assets. These sales or closings were completed in mid 2000.

Loss of Chrysler Account

In September 2000, Chrysler, one of the Company's larger accounts, announced that it was undertaking a review of its two advertising agencies to reduce the costs of its global advertising and media. On November 3, 2000, the Company was informed that it was not selected as the agency of record. In December 2000, the Company terminated its existing contract with Chrysler and entered into a transition agreement effective January 1, 2001.

As a result of the loss of the Chrysler account, the Company recorded a $17.5 million pre-tax charge in the fourth quarter of 2000. The charge covers primarily severance, lease termination and other exit costs associated with the decision to close the Detroit office. The severance portion of the charge amounts to $5.8 million and reflects the elimination of approximately 250 positions. The charge also includes $11.4 million associated primarily with the lease termination of the Detroit office, as well as other exit costs. In addition, an impairment loss of $5.5 million was recorded for intangible assets that are no longer recoverable. Offsetting these charges was a $5.2 million payment from Chrysler to compensate the Company for severance and other exit costs. At December 31, 2000, 5 people had been terminated and $0.3 million of severance and other exit costs had been paid.

Bozell and FCB Worldwide
In September 1999, the Company committed to a formal plan to restructure its Bozell and FCB Worldwide agency operations and recorded a $75.4 million pre-tax charge in the third quarter of 1999. The charge covered primarily severance, lease termination and other exit costs in connection with the combination and integration of the two worldwide advertising agency networks. Bozell Worldwide's international operations, along with Bozell Detroit and Bozell Costa Mesa, were merged with FCB Worldwide and now operate under the FCB Worldwide name. The restructuring initiatives also included the sale or closing of certain underperforming business units.

The restructuring program was completed during the third quarter of 2000. A summary of components of the restructuring charge is as follows (in millions):
	Severance and Termination Benefits	Lease Termination and Other Exit Costs	Impairment Loss	Total

Restructuring reserve, September 30, 1999	$ 41.4	$24.2	$ 9.8	$ 75.4
1999 Write-downs	--	(0.9)	(9.8)	(10.7)
1999 Cash payments	(9.7)	(3.2)	--	(12.9)

Balance, December 31, 1999	31.7	20.1	--	51.8
2000 Write-downs	--	(4.3)	--	(4.3)
2000 Cash payments	(22.5)	(9.5)	--	(32.0)
Long-term obligations secured	(9.6)	(5.3)	--	(14.9)
Excess reserve (net)	0.4	(1.0)	--	(0.6)
Balance, December 31, 2000	$ --	$ --	$ --	$ --

The involuntary severance and termination benefits portion of the charge amounted to $41.4 million and reflected the elimination of approximately 640 positions worldwide, primarily in international locations. The employee groups affected primarily included executive and regional management and administrative personnel. As of September 30, 2000, such positions were eliminated at a cost of $41.8 million, which was $0.4 million higher than the original estimate.

The charge of $24.2 million associated with lease terminations and other exit costs represented primarily the closure, abandonment and downsizing of office space globally, including approximately 30 international locations. The costs included $13.5 million of remaining lease obligations net of estimated sublease income, as well as $5.9 million of impairment charges pertaining to leasehold improvements and fixed assets that were no longer used in the combined operation. As of September 30, 2000, these facilities were abandoned or downsized at a cost of $23.2 million, which was $1.0 million lower than the original estimate.

Accordingly, the net excess restructuring reserve of $0.6 million was reversed into income on the restructuring and other charges line in the third quarter of 2000. The remaining severance liabilities of $9.6 million pertain to terminated individuals and will be paid over the next four years in accordance with contractually defined severance agreements. The remaining lease liabilities and other exit costs of $5.3 million pertain to non-cancelable lease commitments in excess of sublease income for exited facilities that will be paid out over the remaining lease periods, which range from one to five years.

The impairment loss on the sale or closing of certain business units amounts to $9.8 million and resulted from the decision to sell two business units, one in the U.S. and one in the United Kingdom, and to close four other business units and joint ventures, including the R/GA Digital Studios, which specialized in digital production for advertising and film companies. The impairment loss was computed based upon the difference between the estimated sales proceeds (if any) and the carrying value of the related assets and investments and primarily represents the impairment of goodwill associated with such units. These sales or closures were completed by September 30, 2000.

Other
In addition to the Lowe Lintas restructuring, the costs associated with the loss of the Chrysler account and other merger related costs noted above, additional charges, substantially all of which were cash costs, were recorded during 2000. These costs relate principally to the non-recurring transaction and other merger related costs arising from the acquisition of NFO.

The Company also recorded its share of the asset impairment and restructuring charges of Modem Media. This charge, approximately $26 million is reflected in equity in net income of unconsolidated affiliates.

Note 12: Geographic Areas

Long-lived assets and revenue are presented below by major geographic area:

(Dollars in thousands)	2000	1999	1998
Long-Lived Assets:
United States	$2,702,910	$2,189,462	$1,485,890

International
United Kingdom	568,892	504,991	419,396
All other Europe	850,280	742,754	701,173
Asia Pacific	310,796	297,033	286,771
Latin America	118,918	105,566	87,232
Other	133,892	87,068	60,872
Total International	1,982,778	1,737,412	1,555,444
Total Consolidated	$4,685,688	$3,926,874	$3,041,334

Revenue:
United States	$4,244,160	$3,624,180	$3,090,711
International
United Kingdom	605,630	595,971	511,278
All other Europe	1,233,227	1,278,719	1,018,607
Asia Pacific	511,241	415,179	389,008
Latin America	335,074	280,033	306,106
Other	253,356	223,155	177,231
Total International	2,938,528	2,793,057	2,402,230
Total Consolidated	$7,182,688	$6,417,237	$5,492,941

Revenue is attributed to geographic areas based on where the services are performed. Property and equipment is allocated based upon physical location. Intangible assets, other assets, and investments are allocated based on the location of the related operation.

The largest client of the Company contributed approximately 6% in 2000, 6% in 1999 and 5% in 1998 to revenue. The Company's second largest client contributed approximately 2% in 2000, 3% in 1999, and 3% in 1998 to revenue.

Consolidated net income includes (gains)/losses from exchange and translation of foreign currencies of ($1.4) million, $6.7 million and $4.3 million in 2000, 1999 and 1998, respectively.

Note 13: Financial Instruments

Financial assets, which include cash and cash equivalents, marketable securities and receivables, have carrying values which approximate fair value. Long-term equity securities are deemed to be available-for-sale as defined by SFAS 115 and accordingly are reported at fair value, with net unrealized gains and losses reported within stockholders' equity.

The following table summarizes net unrealized gains and losses on marketable securities before taxes at December 31:
(Dollars in millions)	2000	1999	1998
Cost	$217.1	$172.3	$255.7
Unrealized gains / (losses)
- gains	1.3	304.3	29.7
- losses	(94.9)	(12.2)	(1.5)
Net unrealized gains / (losses)	(93.6)	292.1	28.2
Fair market value	$123.5	$464.4	$283.9

Net of tax, net unrealized holding gains (losses) were ($55) million, $170 million and $15 million at December 31, 2000, 1999 and 1998, respectively.

Financial liabilities with carrying values approximating fair value include accounts payable and accrued expenses, as well as payable to banks and long-term debt. As of December 31, 2000, the 1.87% Convertible Subordinated Notes due 2006 had a cost basis of $312 million with a market value of $339 million, and the 1.80% Convertible Subordinated Notes due 2004 had a cost basis of $221 million with a market value of $293 million. As of December 31, 1999, the 1.87% Convertible Subordinated Notes due 2006 had a cost basis of $304 million with a market value of $416 million, and the 1.80% Convertible Subordinated Notes due 2004 had a cost basis of $214 million with a market value of $392 million. The fair values were determined by obtaining quotes from brokers (refer to Note 10 for additional information on long-term debt).

On October 20, 2000, the Company completed the issuance and sale of $500 million principal amount of senior unsecured notes due 2005. As of December 31, 2000, the market value of this note was $509 million. The notes bear an interest rate of 7.875% per annum.

On November 6, 1998, Publicis S.A. announced its intention to convert the Company's 26.5% investment in Publicis Communication to approximately 0.8 million of its publicly traded shares. Despite the Company's objections, this transaction was approved by the shareholders of Publicis S.A. and Publicis Communication in special shareholders' meetings held in December 1998 and closed shortly thereafter. As a result, the Company owned approximately 8.8% of Publicis S.A., which was recorded as an "available-for-sale security" in marketable securities.

The book value of the Company's 26.5% investment in Publicis Communication at the date of conversion was $146.6 million. The fair value of the Publicis S.A. shares (based on a December 14, 1998, closing price of $169.15 per share) was $134.0 million. Accordingly, the Company recorded a pre-tax loss of $12.6 million in the fourth quarter of 1998 as a result of the involuntary conversion of its investment in Publicis Communication to shares of Publicis S.A. In addition, the Company recorded a deferred tax obligation of approximately $3.2 million upon the exchange. As a result, the after-tax impact of this transaction was a loss of approximately $15.8 million.

On June 14, 1999, the Company sold its entire investment in Publicis S.A. for net cash proceeds of $135.3 million and realized a pre-tax gain of $1.3 million ($0.8 million after taxes).

Effective February 10, 1999, a majority-owned subsidiary of the Company, Modem Media, Poppe Tyson, Inc. (now known as Modem Media, Inc.), completed an initial public offering (IPO) of its common stock. The number of shares issued was 3.0 million, at a price of $16 per share, with net proceeds totaling $42.0 million. As a result of the IPO, the Company owned approximately 48% of Modem Media, down from its 70% ownership, but controlled approximately 80% of the related stockholder votes due to the super-majority voting right on its Class B shares. Modem Media used the proceeds from the IPO for working capital, capital expenditures, and acquisitions. As a result of this transaction, the Company recorded a $2.6 million gain, net of $2.0 million of deferred income taxes, as a credit to stockholders' equity.

In April 2000, the Company converted all of its shares of Modem Media Class B common stock into Class A Common stock pursuant to a Stockholders' Agreement with Modem Media. As a result, the Company's voting power was reduced from approximately 80% to approximately 46%. Accordingly, effective with the second quarter of 2000, Modem Media is no longer consolidated in the Company's financial statements and is accounted for on the equity method.

The Company occasionally uses forwards and options to hedge a portion of its net investment in foreign subsidiaries and certain intercompany transactions in order to mitigate the impact of changes in foreign exchange rates on working capital. The notional value and fair value of all outstanding forwards and options contracts at the end of the year as well as the net cost of all settled contracts during the year were not significant.

Note 14: Commitments And Contingencies

The Company and its subsidiaries lease certain facilities and equipment. Gross rental expense amounted to approximately $433.8 million for 2000, $393.6 million for 1999 and $356 million for 1998, which was reduced by sublease income of $34.7 million in 2000, $33.5 million in 1999 and $35.4 million in 1998.

Minimum rental commitments for the rental of office premises and equipment under noncancellable leases, some of which provide for rental adjustments due to increased property taxes and operating costs for 2001 and thereafter, are as follows:

(Dollars in thousands)
Amount
Period
2001	$298.8
2002	277.3
2003	236.9
2004	220.3
2005	185.9
2006 and thereafter	916.6

Certain of the Company's acquisition agreements provide for deferred payments by the Company, contingent upon future revenues or profits of the companies acquired. Such contingent amounts would not be material taking into account the future revenues or profits of the companies acquired.

The Company and certain of its subsidiaries are party to various tax examinations, some of which have resulted in assessments. The Company intends to vigorously defend any and all assessments and believes that additional taxes (if any) that may ultimately result from the settlement of such assessments or open examinations would not have a material adverse effect on the consolidated financial statements.

The Company is involved in legal and administrative proceedings of various types. While any litigation contains an element of uncertainty, the Company believes that the outcome of such proceedings or claims will not have a material adverse effect on the Company.

Note 15: Subsequent Events (unaudited)

Following the completion of the True North acquisition, the Company initiated a series of operational initiatives focusing on i) the integration of the True North operations and the identification of synergies and savings, ii) the realignment of certain Interpublic businesses, and iii) productivity initiatives to achieve higher operating margins. As a result of the operational initiatives, the combined Company will be organized into four global operating divisions. Three of these divisions will provide a full complement of global marketing services and marketing communication services; McCann-Erickson WorldGroup, an enhanced FCB Group and a new global marketing resource called The Partnership. The fourth division, Advanced Marketing Services Group will focus on expanding the Company's operations in the area of specialized marketing communications.

In connection with these initiatives, the Company has approved a wide-ranging restructuring plan that includes severance, lease termination and other costs. The ultimate amount of the charges expected to be incurred in connection with the restructuring plan (including the direct costs of the merger) are estimated to be approximately $500 million. The majority of this amount is expected to be incurred in the third quarter of 2001 and involves reducing the workforce by approximately 3,500 personnel and combining or closing approximately 75 offices worldwide.

In the second quarter of 2001, the Company recognized $51.3 million of restructuring and other merger related costs in connection with its restructuring plan. Approximately $32.4 million of this amount relates to transaction and other costs incurred in connection with the acquisition of True North. The remaining amount relates largely to the cost of severance actions incurred due to the expected closure of the True North corporate office. Approximately 60 True North corporate employees have been notified that they will be terminated.

Following the completion of the True North acquisition, in connection with the Company's initiative on realignment of certain Interpublic businesses, the Company is evaluating the realizability of various assets. In connection with this review, undiscounted cash flow projections were prepared for certain investments, and the Company determined that the goodwill attributable to certain acquisitions was in excess of its estimates of the entities' future cashflows. As a result, an impairment charge of $221.4 million was recorded in the second quarter of 2001. The largest component of the goodwill impairment (approximately $145 million) relates to Capita Technologies, Inc., an Internet services business. The remaining amount relates principally to several other businesses including Internet services and healthcare consulting, and an advertising office in Asia.

During the first quarter of 2001, the Company recorded a $160.1 million pre-tax charge ($103.7 million net of tax) to recognize the impairment of investments primarily in publicly traded internet-related companies, including marchFIRST, Inc. (an Internet professional services firm), which had filed for relief under Chapter 11 of the Federal Bankruptcy Code in April 2001. The impairment charge adjusts the carrying value of remaining investments to estimated market value where an "other than temporary impairment" has occurred.

SELECTED FINANCIAL DATA FOR FIVE YEARS
(Amounts in Thousands Except Per Share Data and Number of Employees)

	2000	1999	1998	1997	1996
OPERATING DATA
Revenue	$ 7,182,688	$ 6,417,237	$ 5,492,941	$ 4,850,706	$ 4,066,826
Operating expenses	6,155,873	5,608,310	4,817,187	4,396,277	3,661,846
Restructuring and other merger related costs	133,041	159,537	3,278	79,638	--
Deutsch transaction costs	44,715	--	--	--	--
Special compensation charge	--	--	--	32,229	--
Interest expense	126,322	99,469	86,538	79,998	69,327
Provision for income taxes	348,789	285,260	301,702	208,624	190,074
Net Income	$ 420,261	$ 359,509	$ 374,174	$ 168,674	$ 262,337

PER SHARE DATA
Basic
Net Income	$ 1.17	$ 1.02	$ 1.08	$ 0.51	$ 0.79
Weighted-average shares	359,615	351,966	346,909	333,764	333,002
Diluted
Net Income	$ 1.14	$ 0.99	$ 1.04	$ 0.49	$ 0.77
Weighted-average shares	370,577	364,632	359,397	345,218	342,112

FINANCIAL POSITION
Working capital	$ (325,940)	$ (3,801)	$ (89,662)	$ (3,471)	$ 33,361
Total assets	$12,362,012	$11,225,809	$ 9,345,363	$ 7,959,577	$ 6,905,056
Total long-term debt	$ 1,531,791	$ 1,085,239	$ 721,743	$ 590,465	$ 479,377
Book value per share	$ 6.68	$ 5.86	$ 4.91	$ 4.04	$ 4.10

OTHER DATA
Cash dividends - Interpublic	$ 109,086	$ 90,424	$ 76,894	$ 61,242	$ 51,786
Cash dividends per share - Interpublic	$ .37	$ .33	$ .29	$ .25	$ .22
Number of employees	62,000	54,800	49,500	43,100	32,000

Prior year data has been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests.
RESULTS BY QUARTER (UNAUDITED) (Amounts in Thousands Except Per Share Data)
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2000	1999	2000	1999	2000	1999	2000	1999

Revenue	$1,584,953	$1,341,306	$1,821,628	$1,605,293	$1,734,242	$1,529,597	$2,041,865	$1,941,041
Operating expenses	1,454,340	1,239,391	1,469,833	1,314,119	1,516,738	1,363,038	1,714,962	1,691,762
Restructuring and other
merger related charges	36,051	--	52,775	--	26,715	75,354	17,500	84,183
Non-recurring transactions costs	--	--	--	--	--	--	44,715	--
Income from operations	94,562	101,915	299,020	291,174	190,789	91,205	264,688	165,096
Interest expense	(24,272)	(21,863)	(26,212)	(26,049)	(36,492)	(25,644)	(39,346)	(25,913)
Other income, net	18,404	18,628	30,201	32,413	18,582	18,113	36,518	52,880
Income before provision
for income taxes	88,694	98,680	303,009	297,538	172,879	83,674	261,860	192,063

Provision for income taxes	37,075	40,837	127,589	120,283	72,059	41,007	112,066	83,133
Income applicable to minority interests	(5,422)	(3,753)	(10,287)	(9,003)	(10,012)	(6,288)	(14,088)	(14,947)
Equity in net income of unconsolidated affiliates	3,737	1,550	1,230	2,528	37	1,099	(22,587)	1,628
Net equity interests	(1,685)	(2,203)	(9,057)	(6,475)	(9,975)	(5,189)	(36,675)	(13,319)

Net income	$ 49,934	$ 55,640	$ 166,363	$ 170,780	$ 90,845	$ 37,478	$ 113,119	$ 95,611

Per share data:
Basic EPS	$ .14	$ .16	$ .47	$ .49	$ .25	$ .11	$ .31	$ .27
Diluted EPS	$ .14	$ .15	$ .45	$ .47	$ .24	$ .10	$ .30	$ .26
Cash dividends per
share - Interpublic	$ .085	$ .075	$ .095	$ .085	$ .095	$ .085	$ .095	$ .085

Weighted-Average Shares:
Basic	355,615	349,000	356,680	352,043	362,653	353,137	363,512	353,686
Diluted	368,032	362,112	380,869	373,094	373,114	366,137	373,346	365,999

Stock price:
High	$ 55 9/16	$ 40	$ 48 1/4	$ 43 5/16	$ 44 5/8	$ 44 1/16	$ 43 3/4	$ 58 1/16
Low	$ 37	$ 34 7/8	$ 38	$34 19/32	$ 33 1/2	$ 36 1/2	$ 33 1/16	$ 35 3/4

Prior year data has been restated to reflect the aggregate effect of the acquisitions accounted for as poolings of interests.

Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of The Interpublic Group of Companies, Inc. (the "Company"), of our report dated February 26, 2001, except as to the pooling of interests with True North Communications, Inc., which is as of June 22, 2001, which appears in this Current Report on Form 8-K: Registration Statements on Form S-8 No. 2-79071; No. 2-43811; No. 2-56269; No. 2-61346; No. 2-64338; No. 2-67560; No. 2-72093; No. 2-88165; No. 2-90878; No. 2-97440; and No. 33-28143, relating to the Stock Option Plan (1971), the Stock Option Plan (1981), the Stock Option Plan (1988) and the Achievement Stock Award Plan of the Company; Registration Statements on Form S-8 No. 2-53544; No. 2-91564; No. 2-98324; No. 33-22008; No. 33-64062; and No. 33-61371, relating to the Employee Stock Purchase Plan (1975), the Employee Stock Purchase Plan (1985) and the Employee Stock Purchase Plan of the Company (1995); Registration Statements on Form S-8 No. 33-20291 and No. 33-2830 relating to the Management Incentive Compensation Plan of the Company; Registration Statements on Form S-8 No. 33-5352; No. 33-21605; No. 333-4747; and No. 333-23603 relating to the 1986 Stock Incentive Plan, the 1986 United Kingdom Stock Option Plan and the 1996 Stock Incentive Plan of the Company; Registration Statements on Form S-8 No. 33-10087 and No. 33-25555 relating to the Long-Term Performance Incentive Plan of the Company; Registration Statement on Form S-8 No. 333-28029 relating to The Interpublic Outside Directors' Stock Incentive Plan of the Company; Registration Statement on Form S-8 No. 33-42675 relating to the 1997 Performance Incentive Plan of the Company. We also consent to the incorporation by reference in the Registration Statement on Form S-3 No. 333-53592 related to the public offering of shares of the Company, of our report dated February 26, 2001, except as to the pooling of interests with True North, which is as of June 22, 2001, which appears in this Current Report on Form 8-K. We also consent to the incorporation by reference of our report on the supplemental consolidated financial statement schedule, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP

New York, New York

August 9, 2001

CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of The Interpublic Group of Companies, Inc. (the "Company"), of our report dated February 25, 2000, with respect to the consolidated financial statements of NFO Worldwide, Inc. and subsidiaries as of December 31, 1999, and for each of the years in the two-year period ended December 31, 1999, which appears in this Current Report on Form 8-K: Registration Statements on Form S-8 No. 2-79071; No. 2-43811; No. 2-56269; No. 2-61346; No. 2-64338; No. 2-67560; No. 2-72093; No. 2-88165; No. 2-90878; No. 2-97440; and No. 33-28143, relating to the Stock Option Plan (1971), the Stock Option Plan (1981), the Stock Option Plan (1988) and the Achievement Stock Award Plan of the Company; Registration Statements on Form S-8 No. 2-53544; No. 2-91564; No. 2-98324; No. 33-22008; No. 33-64062; and No. 33-61371, relating to the Employee Stock Purchase Plan (1975), the Employee Stock Purchase Plan (1985) and the Employee Stock Purchase Plan of the Company (1995); Registration Statements on Form S-8 No. 33-20291 and No. 33-2830 relating to the Management Incentive Compensation Plan of the Company; Registration Statements on Form S-8 No. 33-5352; No. 33-21605; No. 333-4747; and No. 333-23603 relating to the 1986 Stock Incentive Plan, the 1986 United Kingdom Stock Option Plan and the 1996 Stock Incentive Plan of the Company; Registration Statements on Form S-8 No. 33-10087 and No. 33-25555 relating to the Long-Term Performance Incentive Plan of the Company; Registration Statement on Form S-8 No. 333-28029 relating to The Interpublic Outside Directors' Stock Incentive Plan of the Company; Registration Statement on Form S-8 No. 33-42675 relating to the 1997 Performance Incentive Plan of the Company. We also consent to the incorporation by reference in the Registration Statement on Form S-3 No. 333-53592 related to the public offering of shares of the Company, of our report dated February 25, 2000, which appears in this Current Report on Form 8-K. It should be noted that we have not audited any financial statements of NFO Worldwide, Inc. subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.

Arthur Andersen LLP
New York, New York

August 9, 2001

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of The Interpublic Group of Companies, Inc. (the "Company"), of our report dated March 20, 2001, with respect to the consolidated financial statements of True North Communications Inc. and Subsidiaries as of December 31, 2000, and for each of the years in the three-year period ended December 31, 2000, which appears in this Current Report on Form 8-K: Registration Statements on Form S-8 No. 2-79071; No. 2-43811; No. 2-56269; No. 2-61346; No. 2-64338; No. 2-67560; No. 2-72093; No. 2-88165; No. 2-90878; No. 2-97440; and No. 33-28143, relating to the Stock Option Plan (1971), the Stock Option Plan (1981), the Stock Option Plan (1988) and the Achievement Stock Award Plan of the Company; Registration Statements on Form S-8 No. 2-53544; No. 2-91564; No. 2-98324; No. 33-22008; No. 33-64062; and No. 33-61371, relating to the Employee Stock Purchase Plan (1975), the Employee Stock Purchase Plan (1985) and the Employee Stock Purchase Plan of the Company (1995); Registration Statements on Form S-8 No. 33-20291 and No. 33-2830 relating to the Management Incentive Compensation Plan of the Company; Registration Statements on Form S-8 No. 33-5352; No. 33-21605; No. 333-4747; and No. 333-23603 relating to the 1986 Stock Incentive Plan, the 1986 United Kingdom Stock Option Plan and the 1996 Stock Incentive Plan of the Company; Registration Statements on Form S-8 No. 33-10087 and No. 33-25555 relating to the Long-Term Performance Incentive Plan of the Company; Registration Statement on Form S-8 No. 333-28029 relating to The Interpublic Outside Directors' Stock Incentive Plan of the Company; Registration Statement on Form S-8 No. 33-42675 relating to the 1997 Performance Incentive Plan of the Company. We also consent to the incorporation by reference in the Registration Statement on Form S-3 No. 333-53592 related to the public offering of shares of the Company, of our report dated March 20, 2001, which appears in this Current Report on Form 8-K. It should be noted that we have not audited any financial statements of True North Communications Inc. and Subsidiaries subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.

Arthur Andersen LLP

Chicago, Illinois

August 9, 2001

Consent of Independent Public Accountants

We consent to the incorporation by reference in the Registration Statements on Form S-8 of The Interpublic Group of Companies, Inc. (the "Company"), of our report dated February 13, 2001, with respect to the consolidated financial statements of Deutsch, Inc. and Subsidiary and Affiliates as of December 31, 2000 and 1999, which appears in this Current Report on Form 8-K: Registration Statements on Form S-8 No. 2-79071; No. 2-43811; No. 2-56269; No. 2-61346; No. 2-64338; No. 2-67560; No. 2-72093; No. 2-88165; No. 2-90878; No. 2-97440; and No. 33-28143, relating to the Stock Option Plan (1971), the Stock Option Plan (1981), the Stock Option Plan (1988) and the Achievement Stock Award Plan of the Company; Registration Statements on Form S-8 No. 2-53544; No. 2-91564; No. 2-98324; No. 33-22008; No. 33-64062; and No. 33-61371, relating to the Employee Stock Purchase Plan (1975), the Employee Stock Purchase Plan (1985) and the Employee Stock Purchase Plan of the Company (1995); Registration Statements on Form S-8 No. 33-20291 and No. 33-2830 relating to the Management Incentive Compensation Plan of the Company; Registration Statements on Form S-8 No. 33-5352; No. 33-21605; No. 333-4747; and No. 333-23603 relating to the 1986 Stock Incentive Plan, the 1986 United Kingdom Stock Option Plan and the 1996 Stock Incentive Plan of the Company; Registration Statements on Form S-8 No. 33-10087 and No. 33-25555 relating to the Long-Term Performance Incentive Plan of the Company; Registration Statement on Form S-8 No. 333-28029 relating to The Interpublic Outside Directors' Stock Incentive Plan of the Company; Registration Statement on Form S-8 No. 33-42675 relating to the 1997 Performance Incentive Plan of the Company. We also consent to the incorporation by reference in the Registration Statement on Form S-3 No. 333-53592 related to the public offering of shares of the Company, of our report dated February 13, 2001, which appears in this Current Report on Form 8-K. It should be noted that we have not audited any financial statements of Deutsch, Inc. and Subsidiary and Affiliates subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.

J.H. Cohn LLP

Roseland, New Jersey

August 9, 2001

SCHEDULE II

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS For the Years Ended December 31, 2000, 1999 and 1998

(Dollars in thousands)

COLUMN A	COLUMN B	COLUMN C	COLUMN D	COLUMN E	COLUMN F

Additions/(Deductions)

Description	Balance at Beginning of Period	Charged to Costs & Expenses	Charged to Other Accounts- Describe	Deductions- Describe	Balance at End of Period

Allowance for Doubtful Accounts - deducted from Receivables in the Consolidated Balance Sheet:

2000	$75,857	$43,825	$3,630 (1)	$(30,614) (3)	$85,718
			1,503 (5)	(4,792) (4)
				(3,691) (2)

1999	$66,752	$31,513	$5,148 (1)	$(29,065) (3)	$75,857
			2,934 (5)	(815) (2)
				(610) (4)

1998	$56,081	$24,121	$6,699 (1)	$(20,638) (3)	$66,752
			2,111 (5)	(3,318) (4)
			1,696 (2)

______________

(1) Allowance for doubtful accounts of acquired and newly consolidated companies.
(2) Foreign currency translation adjustment.
(3) Principally amounts written off.
(4) Reversal of previously recorded allowances on accounts receivable.
(5) Miscellaneous.